______________________________________________________________________________




                          SECOND AMENDED AND RESTATED

                               CREDIT AGREEMENT

                          Dated as of March 28, 1996

                                     among

                        STORAGE TECHNOLOGY CORPORATION,

                   STORAGE TECHNOLOGY DE PUERTO RICO, INC.,

                        BANK OF AMERICA NATIONAL TRUST
                           AND SAVINGS ASSOCIATION,

                         as Agent, Swingline Bank, and

                       Letter of Credit Issuing Bank and

                 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

                                  Arranged by

                              BA SECURITIES, INC.




______________________________________________________________________________

                         TABLE OF CONTENTS


Section                                                       Page

ARTICLE I

                            DEFINITIONS                        1
1.1  Certain Defined Terms                                     1
1.2  Other Interpretive Provisions                            21
1.3  Accounting Principles                                    23
1.4  Effect of this Agreement                                 23

ARTICLE II

                            THE CREDITS                       23
2.1  Amounts and Terms of Commitment                          23
2.2  Loan Accounts                                            24
2.3  Procedure for Borrowing                                  24
2.4  Conversion and Continuation Elections                    25
2.5  Voluntary Termination or Reduction of Commitments        27
     (a)  Termination or Reduction of Commitments             27
     (b)  Automatic Reduction of Swingline Commitment         27
2.6  Optional Prepayments                                     27
2.7  Mandatory Prepayments of Loans; Mandatory Commitment
     Reductions                                               28
2.8  Repayment                                                28
2.9  Interest                                                 28
2.10 Swingline Loans                                          30
2.11 Fees                                                     32
     (a)  Commitment Fees                                     32
     (b)  Upfront Fees                                        33
2.12 Computation of Fees and Interest                         33
2.13 Payments by the Companies                                33
2.14 Payments by the Banks to the Agent                       34
2.15 Sharing of Payments, Etc.                                35
2.16 Security                                                 35

ARTICLE III

                       THE LETTERS OF CREDIT                  36
3.1  The Letter of Credit Subfacility.                        36
3.2  Issuance, Amendment and Renewal of Letters of Credit     37
3.3  Existing BofA Letters of Credit; Risk Participations,
       Drawings and Reimbursements                            39
3.4  Repayment of Participations                              41
3.5  Role of the Issuing Bank                                 42
3.6  Obligations Absolute                                     43
3.7  Cash Collateral Pledge                                   44
3.8  Letter of Credit Fees                                    44
3.9  Uniform Customs and Practice                             45

ARTICLE IV

              TAXES, YIELD PROTECTION AND ILLEGALITY          46
4.1  Taxes.                                                   46
4.2  Illegality                                               47
4.3  Increased Costs and Reduction of Return                  48
4.4  Funding Losses                                           49
4.5  Inability to Determine Rates                             49
4.6  Survival                                                 50
4.7  Notice of Claims                                         50

ARTICLE V

                       CONDITIONS PRECEDENT                   50
5.1  Conditions of Initial Credit Extensions                  50
     (a)  Credit Agreement and Notes                          50
     (b)  Resolutions; Incumbency                             50
     (c)  Organization Documents; Good Standing               50
     (d)  Legal Opinions                                      51
     (e)  Payment of Fees                                     51
     (f)  Certificate                                         51
     (g)  Collateral Documents                                51
     (h)  Guaranties                                          52
     (i)  SFSC Sale                                           52
     (j)  Other Documents                                     52
5.2  Conditions to All Credit Extensions                      52
     (a)  Notice, Application                                 52
     (b)  Continuation of Representations and Warranties      52
     (c)  No Existing Default                                 52

ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES              53
6.1  Corporate Existence and Power                            53
6.2  Corporate Authorization; No Contravention                53
6.3  Governmental Authorization                               54
6.4  Binding Effect                                           54
6.5  Litigation                                               54
6.6  No Default                                               54
6.7  ERISA Compliance                                         55
6.8  Use of Proceeds; Margin Regulations                      55
6.9  Title to Properties                                      55
6.10 Taxes                                                    56
6.11 Financial Condition                                      56
6.12 Environmental Matters                                    56
6.13 Regulated Entities                                       56
6.14 Copyrights, Patents, Trademarks and Licenses, Etc.       57
6.15 Subsidiaries                                             57
6.16 Insurance                                                57
6.17 Full Disclosure                                          57
6.18 Projections                                              58

ARTICLE VII

                       AFFIRMATIVE COVENANTS                  58
7.1  Financial Statements                                     58
7.2  Certificates; Other Information                          59
7.3  Notices                                                  59
7.4  Preservation of Corporate Existence, Etc.                60
7.5  Maintenance of Property                                  60
7.6  Insurance                                                60
7.7  Payment of Obligations                                   60
7.8  Compliance with Laws                                     61
7.9  Compliance with ERISA                                    61
7.10 Inspection of Property and Books and Records             61
7.11 Use of Proceeds                                          61
7.12 Disclosure; Further Assurances                           61
7.13 Financial Covenants                                      62
     (a)  Maintenance of Consolidated Tangible Net Worth      62
     (b)  Maintenance of Quick Ratio                          62
     (c)  Consolidated Net Income                             62
     (d)  Total Leverage Ratio                                63
7.14 Sale of SFSC                                             63

ARTICLE VIII

                        NEGATIVE COVENANTS                    63
8.1  Limitation on Liens                                      63
8.2  Disposition of Assets                                    65
8.3  Consolidations and Mergers                               66
8.4  Loans and Investments                                    67
8.5  Limitation on Subordinated Indebtedness                  68
8.6  Transactions with Affiliates                             68
8.7  Use of Proceeds                                          68
8.8  Contingent Obligations                                   68
8.9  Joint Ventures                                           69
8.10 Restricted Payments                                      69
8.11 Subordinated Indebtedness                                70
8.13 Change in Business                                       71
8.14 Accounting Changes                                       71

ARTICLE IX

                         EVENTS OF DEFAULT                    71
9.1  Event of Default                                         71
     (a)  Non-Payment                                         71
     (b)  Representation or Warranty                          71
     (c)  Specific Defaults                                   71
     (d)  Other Defaults                                      71
     (e)  Cross-Default                                       72
     (f)  Insolvency; Voluntary Proceedings                   72
     (g)  Involuntary Proceedings                             72
     (h)  ERISA                                               73
     (i)  Monetary Judgments                                  73
     (j)  Non-Monetary Judgments                              73
     (k)  Change of Control                                   73
     (l)  Adverse Change                                      73
     (m)  Collateral                                          73
     (n)  Guarantor Defaults                                  74
     (o)  Invalidity of Subordination Provisions              74
9.2  Remedies                                                 74
9.3  Rights Not Exclusive                                     75
9.4  Certain Financial Covenant Defaults                      75

ARTICLE X

                             THE AGENT                        75
10.1 Appointment and Authorization; "Agent"                   75
10.2 Delegation of Duties                                     76
10.3 Liability of Agent                                       76
10.4 Reliance by Agent                                        77
10.5 Notice of Default                                        77
10.6 Credit Decision                                          77
10.7 Indemnification of Agent                                 78
10.8 Agent in Individual Capacity                             79
10.9 Successor Agent                                          79
10.10     Withholding Tax                                     79
10.11     Collateral Matters                                  81

ARTICLE XI

                           MISCELLANEOUS                      82
11.1 Amendments and Waivers                                   82
11.2 Notices                                                  83
11.3 No Waiver; Cumulative Remedies                           84
11.4 Costs and Expenses                                       84
11.5 Company Indemnification                                  85
11.6 Marshalling; Payments Set Aside                          85
11.7 Successors and Assigns                                   85
11.8 Assignments, Participations, Etc.                        86
11.9 Confidentiality                                          87
11.10     Set-off                                             88
11.11     Automatic Debits of Fees                            88
11.12     Notification of Addresses, Lending Offices, Etc.    89
11.13     Counterparts                                        89
11.14     Severability                                        89
11.15     No Third Parties Benefited                          89
11.16     Governing Law and Jurisdiction                      89
11.17     Waiver of Jury Trial                                89
11.18     Joint and Several Obligations; Obligations Absolute 90
11.19     Entire Agreement                                    92

  SCHEDULES

  Schedule 2.1         Commitments and Pro Rata Shares
  Schedule 2.11(c)     Upfront Fees
  Schedule 3.3(a)      Existing BofA Letters of Credit
  Schedule 6.5         Litigation
  Schedule 6.11        Permitted Liabilities
  Schedule 6.12        Environmental Matters
  Schedule 6.15        Subsidiaries and Minority Interests
  Schedule 6.16        Insurance Matters
  Schedule 8.1(i)      Permitted Liens
  Schedule 8.2         Permitted Dispositions
  Schedule 8.4(f)      Permitted Investments
  Schedule 8.8(e)      Contingent Obligations
  Schedule 11.2        Offshore and Domestic Lending Offices,
                       Addresses for Notices

  EXHIBITS

  Exhibit A            Form of Notice of Borrowing
  Exhibit B            Form of Notice of Conversion/Continuation
  Exhibit C            Form of Compliance Certificate
  Exhibit D-1          Form of Legal Opinion of Shearman & Sterling
  Exhibit D-2          Form of Legal Opinion of Internal Company
                       Counsel
  Exhibit D-3          Form of Legal Opinion of McConnell Valdes
  Exhibit E            Form of Assignment and Acceptance
  Exhibit F            Form of Promissory Note
  Exhibit G            Form of STK Security Agreement
  Exhibit H-1          Form of STK Guaranty
  Exhibit H-2          Form of STPR Guaranty
  Exhibit I            Form of Factors Lien Contract
  Exhibit J            Form of Assignment of Accounts Receivable
                       Contract

           SECOND AMENDED AND RESTATED CREDIT AGREEMENT


     This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of March 28, 1996, among Storage Technology Corporation, a Delaware corporation ("STK"), Storage Technology de Puerto Rico, Inc., a Delaware corporation ("STPR"), (each a "Company" and collectively the "Companies"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), and Bank of America National Trust and Savings Association, as swingline bank, letter of credit issuing bank and as agent for the Banks.

     WHEREAS, the Companies, Storagetek Financial Services Corporation ("SFSC"), XL/Datacomp, Inc. ("XL/DC"), the Agent and certain financial institutions (the "Original Banks") were parties to that certain
Amended and Restated Multicurrency Credit Agreement dated as of
September 28, 1994 (as amended, the "Prior Credit Agreement");

     WHEREAS, the Companies have requested that the Banks agree to amend and restate the Prior Credit Agreement, such that, among other things, (a) XL/DC and SFSC will not be parties to the amended and restated agreement, (b) certain new financial institutions (which are among the "Banks" referred to above) will replace certain of the Original Banks, and (c) and to provide as otherwise set forth herein;

     WHEREAS, the Banks are willing to extend certain credit facilities to the Companies and to amend and restate the Prior Credit Agreement as provided in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                             ARTICLE I

                            DEFINITIONS

     1.1 Certain Defined Terms. The following terms have the following meanings:

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that a Company or its Subsidiary is the surviving entity.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 10.9.

          "Agent-Related Persons" means BofA and any successor agent arising under Section 10.9 and any successor letter of credit issuing bank hereunder, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agent's Payment Office" means the address for payments set forth on Schedule 11.2 or such other address as the Agent may from time to time specify.

          "Agreement" means this Credit Agreement.

          "Applicable Margin" has the meaning specified in
     Section 2.9(a).

          "Arranger" means BA Securities, Inc., a Delaware corporation.

          "Assignee" has the meaning specified in subsection 11.8(a).

          "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Bank" has the meaning specified in the introductory clause hereto. References to the "Banks" shall include BofA, including in its capacity as Issuing Bank and Swingline Bank; for purposes of clarification only, to the extent that BofA may have any rights or obligations in addition to those of the Banks due to its status as Issuing Bank and Swingline Bank, its status as such will be specifically referenced.

          "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

          "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

          Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" means a Revolving Loan, a Swingline Loan or an L/C Advance, that bears interest based on the Base Rate.

          "BofA" means Bank of America National Trust and Savings
     Association, a national banking association.

          "Borrowing" means a borrowing hereunder consisting of Revolving Loans of the same Type made to any Company on the same day by the Banks under Article II, or Swingline Loans of the same Type made to any Company on the same day by the Swingline Bank under Article II and, in each case, other than for Base Rate Loans, having the same Interest Period.

          "Borrowing Date" means any date on which a Borrowing occurs under Section 2.3.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Bank, the Swingline Bank and the Banks, as additional collateral for the Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent, the Swingline Bank and the Issuing Bank (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meanings. Each Company hereby grants the Agent, for the benefit of the Agent, the Issuing Bank, the Swingline Bank and the Banks, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at BofA.

          "CEP Stock" means convertible exchangeable preferred stock issued by STK on or about March 4, 1993 which was subsequently exchanged for 7% Convertible Subordinated Debentures of STK on December 15, 1995 (the "New Convertible Subordinated
     Debentures").

          "Change of Control" means the occurrence, after the date of this Agreement, of any of the following: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange
     Act), directly or indirectly, of securities of STK (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of STK entitled to vote in the election of directors; or (b) during any period of up to 12 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 12-month period were directors of STK ceasing for any reason to constitute a majority of the Board of Directors of STK unless the Persons replacing such individuals were nominated by the Board of Directors of STK; or (c) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of STK (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of STK entitled to vote in the election of directors.

          "Closing Date" means the date on which all conditions precedent set forth in Section 5.1 are satisfied or waived by all Banks (or, in the case of subsection 5.1(e), waived by the Person entitled to receive such payment).

          "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Companies in or upon which a Lien now or hereafter exists in favor of the Banks, the Issuing Bank, the Swingline Bank or the Agent on behalf of the Banks, the Issuing Bank or the Swingline Bank to secure the Obligations (other than Permitted Swap Obligations), whether under this Agreement or under any other documents executed by any such Person and delivered to the Agent or the Banks in connection herewith.

          "Collateral Documents" means, collectively, (a) the Security Agreements and all other security agreements, patent and trademark assignments, and other similar agreements between any Company and the Banks or the Agents for the benefit of the Banks to secure the Obligations now or hereafter delivered to the Banks or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against any Company as debtor in favor of the Banks or the Agent for the benefit of the Banks as secured party to secure the Obligations, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

          "Commitment", as to each Bank, has the meaning specified in
     Section 2.1.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

          "Consolidated" and any derivative thereof each means, with reference to the accounts or financial reports of any Person, the consolidated accounts or financial reports of such Person and each Subsidiary of such Person determined in accordance with GAAP.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation");
     (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the primary purpose of the contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or
     (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.4, any Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

          "Convertible Subordinated Debentures" means the $160,000,000 8% Convertible Subordinated Debentures issued by STK pursuant to the Indenture dated as of May 31, 1990, between STK and Chemical Trust Company of California, as trustee, as such Indenture may be amended from time to time.

          "Credit Extension" means and includes (a) the making of any Revolving Loans or Swingline Loans hereunder, and (b) the
     Issuance of any Letters of Credit hereunder (including the Existing BofA Letters of Credit).

          "Current Liabilities" of any Person means, as of any date of determination, all liabilities (including estimated accrued taxes) of such Person (including, in the case of the Companies, 100% of any Indebtedness (other than contingent Guaranty Obligations) consisting of Loans or Swingline Loans made under this Agreement and 50% of the face amount of all Letters of Credit outstanding under this Agreement) which in accordance with GAAP should be classified as current liabilities of a company conducting a business which is the same as, or is similar to, that of such Person, including the amount of any redeemable preferred stock of such Person that is redeemable at the option of the holder thereof or that is mandatorily redeemable by such Person within one year of such date of determination, valued at the applicable redemption price, plus accrued and unpaid dividends payable in respect of such redeemable preferred stock.

          "Current Liquid Assets" of any Person means, as of any date of determination, all cash, short-term investments, accounts receivable, and the current portion of notes and installment receivables, in each case as shown on the most recent balance sheet of such Person and determined in accordance with GAAP.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Dollars," "dollars" and "$" each mean lawful money of the United States.

          "Domestic Subsidiaries" means those Subsidiaries of any Company which are incorporated under the laws of any State of the United States or Puerto Rico and which are engaged in business primarily in the United States or Puerto Rico.

          "Effective Amount" means (a) with respect to any Revolving Loans or Swingline Loans, as the case may be, on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans or Swingline Loans occurring on such date; and
     (b) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

          "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $200,000,000;
     (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $200,000,000, provided that such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or
     (iii) a Person of which a Bank is a Subsidiary.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to
     Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under
     Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Company or any ERISA Affiliate.

          "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate."

          "Event of Default" means any of the events or circumstances specified in Section 9.1.

          "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

          "Existing BofA Letters of Credit" means the letters of credit described in Schedule 3.3(a).

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "Foreign Subsidiaries" means those Subsidiaries of any Company which are not Domestic Subsidiaries.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guaranties" means the STK Guaranty and the STPR Guaranty.

          "Guarantor" means each of the Companies in their capacities as guarantors.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Honor Date" means each date that any amount is paid by the Issuing Bank under any Letter of Credit.

          "Indebtedness" of any Person means, without duplication,
     (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);
     (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

     Provided, Indebtedness shall not include sales of Permitted Receivables (and books, records and software relating to the Permitted Receivables) sold pursuant to the Permitted Receivables Purchase Facility and recourse or repurchase obligations thereunder. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

          "Indemnified Liabilities" has the meaning specified in
     Section 11.5.

          "Indemnified Person" has the meaning specified in
     Section 11.5.

          "Independent Auditor" has the meaning specified in subsection 7.1(a).

          "Insolvency Proceeding" means, with respect to any Person,
     (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or
     (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, as to any Base Rate Loan other than a Swingline Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type, and as to any Base Rate Loans which are Swingline Loans, the Business Day agreed upon by the Company which has made the Borrowing and the Swingline Bank which shall not be later than the seventh Business Day following the Borrowing Date thereof; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

          "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by any Company in its Notice of Borrowing or Notice of Conversion/ Continuation;

     provided that:

          (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

          (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (c) no Interest Period for any Loan shall extend beyond the Revolving Termination Date.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Issuance Date" has the meaning specified in subsection
     3.1(a).

          "Issue" means, with respect to any Letter of Credit, to incorporate the Existing BofA Letters of Credit into this Agreement, or to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

          "Issuing Bank" means BofA in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under subsection
     10.1(b) or Section 10.9.

          "Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by any Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "L/C Advance" means each Bank's participation in any L/C Borrowing in accordance with its Pro Rata Share.

          "L/C Amendment Application" means an application for amendment of outstanding standby or commercial documentary letters of credit, in the form as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall reasonably request.

          "L/C Application" means an application for issuances of standby or commercial documentary letters of credit, in the form as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall reasonably request.

          "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under subsection 3.3(c).

          "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate in, Letters of Credit (including the Existing BofA Letters of Credit) from time to time Issued or outstanding under
     Article III, in an aggregate amount not to exceed on any date the amount of $70,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.5; provided that the L/C Commitment is a part of the combined Commitments, rather than a separate, independent commitment.

          "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C
     Borrowings.

          "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank's standard form documents for letter of credit issuances.

          "Leasetec" has the meaning specified in Section 8.8(i).

          "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office," as the case may be, on Schedule 11.2, or such other office or offices as such Bank may from time to time notify the Companies and the Agent.

          "Letters of Credit" means the Existing BofA Letters of
     Credit and any letters of credit (whether standby letters of credit or commercial documentary letters of credit) Issued by the Issuing Bank pursuant to Article III.

          "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "Loan" means an extension of credit by a Bank or the Swingline Bank to the Companies under Article II or Article III in the form of a Revolving Loan, Swingline Loan or L/C Advance.

          "Loan Documents" means this Agreement, any Notes, the Collateral Documents, the Guaranties, the L/C-Related Documents, and all other documents delivered to the Agent or any Bank in connection herewith.

          "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Company or of STK and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Company to perform under any Loan Document and to avoid any Event of Default; or (c)(i) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company of any Loan Document or (ii) the perfection or priority of any Lien granted for the benefit of the Agent and the Banks under any of the Collateral Documents.

          "Material Subsidiary" means any Subsidiary that at any time either (a) owns or holds title to 5% or more of the Consolidated assets of STK and its Consolidated Subsidiaries or (b) accounts for 5% or more of the Consolidated revenue of STK and its Consolidated Subsidiaries, in each case as determined in accordance with GAAP.

          "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which any Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "Net Income" means, with respect to any Person for any period, net income of such Person, as determined by such Person in accordance with GAAP.

          "Net Loss" means, with respect to any Person for any period, negative Net Income of such Person, as determined by such Person in accordance with GAAP.

          "New Convertible Subordinated Debentures" has the meaning specified in the definition of "CEP Stock".

          "Note" means a promissory note executed by any Company in favor of a Bank pursuant to subsection 2.2(b), in substantially the form of Exhibit F.

          "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

          "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

          "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by any Company to any Bank, the Issuing Bank, the Swingline Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

     Offshore Rate =                 LIBOR
                     1.00 - Eurodollar Reserve Percentage

     Where,

               "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

               "LIBOR" means the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum notified to the Agent by BofA as the rate of interest at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by BofA and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

               The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve
          Percentage.

          "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

          "Operating Loss" of any Person means, as of the date of determination, operating losses as calculated in accordance with GAAP.

          "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "Original Banks" has the meaning specified in the recitals hereto.

          "Other Companies' Obligations" has the meaning set forth in
     Section 11.18.

          "Participant" has the meaning specified in subsection
     11.8(d).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five
     (5) plan years.

          "Permitted Liens" has the meaning specified in Section 8.1.

          "Permitted Receivable" shall mean at any time a Receivable which constitutes an "account" or a "general intangible" and any "proceeds" thereof (each as defined in the UCC) and collections thereon, which has been sold by any Company to BofA or any of its Affiliates pursuant to the Permitted Receivables Purchase Facility with or without recourse.

          "Permitted Receivables Purchase Facility" shall mean that certain Multicurrency Receivables Transfer Agreement dated January 29, 1996 between STK and BofA pursuant to which Permitted Receivables may be sold by any Company to BofA or any Affiliate of BofA, provided, that the aggregate purchase price paid therefor shall not exceed $40,000,000 (with the aggregate face value thereof not to exceed at any time outstanding $50,000,000), and provided further, that such Permitted Receivables sold shall no longer constitute Collateral except to the extent the purchaser thereof elects to draw on any Letter of Credit provided for the account of the applicable Company by the Issuing Bank in connection with any such sale in lieu of seeking recourse to the applicable Company in which case such Permitted Receivables shall be reassigned by the purchaser to the Agent for the benefit of the Banks and, upon such reassignment, such Permitted Receivables shall be deemed (without further action by the Agent or the Banks) to become Collateral subject again to the Security Agreements of the applicable Company.

          "Permitted Swap Obligations" means all obligations (contingent or otherwise) of any Company or any Subsidiary existing or arising under Swap Contracts, provided that such obligations are (or were) entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person.

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Company sponsors or maintains or to which any Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Preceding Quarter" has the meaning specified in Section
     2.9(e).

          "Prior Credit Agreement" has the meaning specified in the recitals hereto.

          "Prior Loan Documents" means the Prior Credit Agreement and all instruments, agreements and documents executed and delivered (or, as the case may be, ratified and reaffirmed) in connection therewith or pursuant thereto.

          "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

          "Quick Ratio" means, for any Person for any period, the ratio that (i) Current Liquid Assets of such Person bears to
     (ii) Current Liabilities of such Person.

          "Receivable" means any right to payment from an account receivable obligor, arising from the sale of goods or services or the licensing of intellectual property rights by any Company in the ordinary course of its business.

          "Reportable Event" means, any of the events set forth in
     Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Required Banks" means at any time Banks then holding at least 66-2/3% of the aggregate amount of the Commitments or, if no Commitments are outstanding, Banks then having at least 66-2/3% of the then aggregate unpaid principal amount of the Loans (including the Swingline Loans).

          "Requirement of Law" means, as to any Person, any law
     (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means, with respect to either Company, the chief executive officer, the president, any vice president, the treasurer, chief operating officer or chief financial officer, or the secretary of such Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of a Company, or any other officer having substantially the same authority and responsibility.

          "Revolving Loan" has the meaning specified in Section 2.1, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Revolving Loan).

          "Revolving Termination Date" means the earlier to occur of:

               (a)   May 31, 1998; and

               (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Security Agreements" means the STK Security Agreement and the STPR Security Agreements.

          "SFSC" has the meaning specified in the recitals hereto.

          "SFSC Sale" means the sale of the capital stock and/or assets of SFSC in one or more transactions.

          "STK" has the meaning specified in the introductory paragraph hereof.

          "STK Guaranty" means the STK Guaranty executed by STK in substantially the form of Exhibit H-1.

          "STK Security Agreement" means the Security Agreement between STK and the Agent in substantially the form of Exhibit G.

          "STPR" has the meaning specified in the introductory paragraph hereof.

          "STPR Guaranty" means the STPR Guaranty executed by STPR in substantially the form of Exhibit H-2.

          "STPR Security Agreements" means, with respect to Collateral pledged by STPR, a factor's lien contract and an assignment of accounts receivable agreement between STPR and the Agent, in substantially the forms of Exhibit I and Exhibit J, respectively.

          "Subordinated Indebtedness" means (a) Indebtedness under the Convertible Subordinated Debentures, (b) Indebtedness under the New Convertible Subordinated Debentures, and (c) Indebtedness which is expressly subordinated to the Obligations on terms consented to by the Required Banks.

          "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of each Company.

          "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

          "Swingline Bank" means BofA.

          "Swingline Commitment" has the meaning specified in
     Section 2.10.

          "Swingline Loan" has the meaning specified in Section 2.10.

          "Tangible Net Worth" means, with respect to any Person as of any date of determination, Total Assets of such Person as of such date minus Total Liabilities of such Person as of such date and minus the carrying value of (a) goodwill, organizational expenses, patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, designs and other intellectual property and licenses therefor and rights therein, and other similar intangibles, (b) all amortizing debt issuance expenses carried as an asset, (c) all reserves carried and not deducted from assets or not reflected as a liability, and (d) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of any capital stock or any Indebtedness or Contingent Obligation, if no offsetting liability exists with respect to such Indebtedness or Contingent Obligation on the balance sheet of such Person.

          "Taxes" means any and all present or future taxes (including any taxes on any additional amounts required to be paid to the Agent or the Banks), levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, (a) taxes imposed on its income by the United States and taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof, and (b) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's Lending Office, or any political subdivision thereof.

          "Total Assets" of any Person means all property, whether real, personal, tangible, intangible or otherwise, which, in accordance with GAAP, should be included in determining total assets as shown on the assets portion of a balance sheet of such Person.

          "Total Capital" of any Person means the sum of the Tangible Net Worth of such Person and Subordinated Indebtedness of such Person.

          "Total Leverage Ratio" means, with respect to any Person, the ratio that (i) Total Liabilities of such Person bears to (ii) Total Capital of such Person.

          "Total Liabilities" of any Person means all obligations, including, without limitation, all Indebtedness (other than contingent Guaranty Obligations) of such Person, which, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities portion of a balance sheet of such Person less Subordinated Indebtedness.

          "Type" has the meaning specified in the definition of "Revolving Loan."

          "UCC" means the Uniform Commercial Code as in effect in the State of California.

          "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each means the United States of America.

          "Wholly Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by a Company, or by one or more of the other Wholly Owned Subsidiaries, or both.

          "XL/DC" has the meaning specified in the recitals hereto.

     1.2  Other Interpretive Provisions.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c)  (i)   The term "documents" includes any and all
     instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii)In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

               (iv) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent, the Issuing Bank, the Swingline Bank or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Issuing Bank, the Swingline Bank, the Companies and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks, the Issuing Bank, the Swingline Bank or the Agent merely because of the Agent's or Banks' involvement in their preparation.

     1.3  Accounting Principles.

          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of STK.

     1.4 Effect of this Agreement. This Agreement amends, restates and supersedes the Prior Credit Agreement in its entirety. All references in any UCC financing statements to the Prior Credit Agreement, regardless of how such term is defined in any such UCC financing statements, shall be deemed to refer to this Agreement. Nothing in this Agreement or any of the other Loan Documents is intended to impair the priorities, liens or rights of the Agent or the Banks with respect to any Collateral granted to the Agent or the Banks under the Prior Loan Documents, which Collateral is also Collateral under the Loan Documents, except to the extent set forth expressly herein.


                            ARTICLE II

                            THE CREDITS

     2.1 Amounts and Terms of Commitment. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Companies (each such loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount for the Companies not to exceed at any time outstanding the amount set forth on
Schedule 2.1 under the heading "Commitment" (such amount, inclusive of such Bank's L/C Commitment and, in the case of BofA, its Swingline Commitment, as the same may be reduced under Section 2.5 and
Section 2.7 or as a result of one or more assignments under
Section 10.8, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the Effective Amount of all outstanding Revolving Loans for the Companies, the Effective Amount of all Swingline Loans for the Companies and the Effective Amount of all L/C Obligations for the Companies, shall not at any time exceed the combined Commitments; and provided further, that the Effective Amount of the Revolving Loans for the Companies, the Effective Amount of all Swingline Loans for the Companies of any Bank plus the participation of such Bank in the Effective Amount of all L/C Obligations for the Companies shall not at any time exceed such Bank's Commitment (except for BofA, but solely with respect to its Swingline Commitment). Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, each Company may borrow under this Section 2.1, prepay under Section 2.6 and reborrow under this Section 2.1.

     2.2  Loan Accounts.

          (a)  The Loans made by each Bank (including the Swingline
Bank) and the Letters of Credit Issued by the Issuing Bank shall be evidenced by one or more accounts or records maintained by such Bank or Issuing Bank, as the case may be, in the ordinary course of business. The accounts or records maintained by the Agent, the Issuing Bank and each Bank (including the Swingline Bank) shall be conclusive absent manifest error of the amount of the Loans made by the Banks (including the Swingline Bank) to each Company and the Letters of Credit Issued for the account of each Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Company hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

          (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Notes the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by any Company with respect thereto. Each such Bank is irrevocably authorized by each Company to endorse its Notes and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of any Company hereunder or under any such Note to such Bank.

     2.3 Procedure for Borrowing. (a) Each Borrowing of Revolving Loans shall be made upon a Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. San Francisco time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) on the Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying:

               (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $10,000,000 or any multiple of $1,000,000 in excess thereof;

               (B) the requested Borrowing Date, which shall be a Business Day;

               (C)   the Type of Loans comprising the Borrowing; and

               (D) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest
          Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one month.

provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 9:00 a.m. (San Francisco time) one Business Day before the Closing Date and such Borrowing will consist of Base Rate Loans only.

          (b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

          (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of such Company at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing Date requested by such Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to such Company by the Agent by (i) wire transfer of immediately available funds to such Company at, if to STK, Harris Trust, ABA No. 071 000 288, Account No. 4191706, for credit to Storage Technology Corporation or such other account as STK shall specify to the Agent or, if to STPR, such account as STPR shall specify to the Agent or (ii) at the option of such Company, by crediting the account of such Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and, in each case, in like funds as received by the Agent.

          (d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than five different Interest Periods in effect.

          (e) Any Notice of Borrowing received after the time noted in subsection 2.3(a) but prior to 5:00 p.m. (San Francisco time) on any Business Day, shall be deemed to have been received prior to 9:00 a.m. (San Francisco time) on the next Business Day.

     2.4 Conversion and Continuation Elections. (a) Each Company may with respect to its Loans, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

               (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Revolving Loans, to convert any such Revolving Loans (or any part thereof in an amount not less than $10,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Revolving Loans of any other Type; or

               (ii) elect as of the last day of the applicable Interest Period, to continue any Revolving Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $10,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $10,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of a Company to continue such Revolving Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

          (b) Each Company shall deliver a Notice of Conversion/ Continuation to be received by the Agent not later than 9:00 a.m. (San Francisco time) with respect to its Revolving Loans at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Revolving Loans of such Company are to be converted into or continued as Offshore Rate Loans; and (ii) one Business Day in advance of the Conversion/Continuation Date, if the Revolving Loans of such Company are to be converted into Base Rate Loans, specifying:

               (A)   the proposed Conversion/Continuation Date;

               (B) the aggregate amount of Revolving Loans to be converted or continued;

               (C) the Type of Revolving Loans resulting from the proposed conversion or continuation; and

               (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

          (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans of a Company, such Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans or if any Default or Event of Default then exists, such Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

          (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the applicable Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Revolving Loans with respect to which the notice was given held by each Bank.

          (e) Unless the Required Banks otherwise consent, during the existence of a Default or Event of Default, the Companies may not elect to have Loans converted into or continued as an Offshore Rate Loans.

          (f) After giving effect to any conversion or continuation of Revolving Loans, unless the Agent shall otherwise consent, there may not be more than five different Interest Periods for all Loans in effect.

     2.5  Voluntary Termination or Reduction of Commitments.

          (a) Termination or Reduction of Commitments. The Companies may, upon not less than five Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $10,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, (a) the Effective Amount of all Revolving Loans, Swingline Loans and L/C Obligations together would exceed the amount of the combined Commitments then in effect, or (b) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C Commitment. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. If and to the extent specified by the Companies in the notice to the Agent, some or all of the reduction in the combined Commitments shall be applied to reduce the L/C Commitment. All accrued commitment and letter of credit fees to, but not including, the effective date of any termination of Commitments shall be paid on the effective date of such termination.

          (b) Automatic Reduction of Swingline Commitment. At no time shall the Swingline Commitment exceed the combined amount of all Commitments, and any reduction of the combined amount of all Commitments which reduces the combined amount of all Commitments below the then current amount of the Swingline Commitment shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the combined Commitments, as so reduced, without any action on the part of the Swingline Bank.

     2.6 Optional Prepayments. Subject to Section 4.4, any Company may, at any time or from time to time, upon not less than three Business Days irrevocable notice to the Agent in the case of Offshore Rate Loans, one Business Day's irrevocable notice to the Agent in the case of Base Rate Loans which are also Revolving Loans, and the same days irrevocable notice to the Agent in the case of Base Rate Loans which are also Swingline Loans, (a) ratably prepay Revolving Loans in whole or in part, in minimum amounts of $10,000,000 or any multiple of $1,000,000 in excess thereof, and (b) prepay in whole or in part Swingline Loans, in amounts of $1,000,000 or any multiple of $100,000 in excess thereof, or in other amounts with the consent of the Swingline Bank. Any notice of prepayment received after 9:00 a.m. (San Francisco time) on a Business Day but prior to 5:00 p.m. (San Francisco time) on such Business Day shall be deemed to have been given prior to 9:00 a.m. (San Francisco time) on the next Business Day. Any such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment other than for prepayments of Swingline Loans. If any such notice is given by a Company, such Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.4.

     2.7 Mandatory Prepayments of Loans; Mandatory Commitment Reductions. If on any date the Effective Amount of L/C Obligations exceeds the L/C Commitment, the Companies shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the Aggregate L/C Commitment. Subject to
Section 4.4, if on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Revolving Loans and Swingline Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the combined Commitments, the Companies shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans, L/C Advances and Swingline Loans (as necessary) by an amount equal to the applicable excess. Additionally, to the extent any Company receives any payments under the Permitted Receivables Purchase Facility from BofA or any Affiliate, such payments shall be immediately used, without demand or notice from any Person, by each such Company to prepay the amount of Revolving Loans, L/C Advances and Swingline Loans (as necessary) by the amounts of any such payments.

     2.8 Repayment. Each Company agrees to repay to the Banks on the Revolving Termination Date the aggregate principal amount of its Loans outstanding on such date. Additionally, with respect to Swingline Loans, each Company agrees to repay to the Swingline Bank the principal amount of each Swingline Loan on the seventh Business Day after the date each such Swingline Loan was made.

     2.9 Interest. (a) Each Revolving Loan and Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to each Company's right to convert to other Types of Revolving Loans under
Section 2.4), plus the Applicable Margin, which (i) for the period from the Closing Date through the Business Day when the Agent receives the Companies' Compliance Certificate for the period ending
December 31, 1996, shall be .125% for Base Rate Loans and 1.125% for Offshore Rate Loans, and (ii) thereafter, shall be as determined in accordance with the provisions of subsection 2.9(e)(each such amount added to each Loan is referred to as the "Applicable Margin").

          (b) Interest on each Revolving Loan and Swingline Loan of a Company shall be paid by such Company in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.6 or 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.

          (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Companies shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2%.

          (d) Anything herein to the contrary notwithstanding, the obligations of the Companies to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Companies shall pay such Bank interest at the highest rate permitted by applicable law.

          (e) Subject to the effect of subsection 2.9(a), the Applicable Margin will be determined by the Agent from time to time in accordance with the table set forth below based on the most recent Compliance Certificate of the Companies delivered by the Companies pursuant hereto. Such determination shall be based on the calculations (made on a rolling four-quarter basis) of Consolidated Net Income set forth in such Compliance Certificate of the Companies and shall apply from the first Business Day after the Agent receives such Compliance Certificate until and through the Business Day when the Agent receives the applicable Compliance Certificate for the next fiscal quarter.

                         Applicable Margin

                                         Offshore        Base
Consolidated Net Income                    Rate          Rate

Less than or equal to $50,000,000        +1.375%         +0.375%

More than $50,000,000 but less than      +1.125%         +0.125%
  or equal to $90,000,000

More than $90,000,000 but less than      +1.000%         +0%
  or equal to $150,000,000

More than $150,000,000                   +0.750%         +0%


     2.10 Swingline Loans.

          (a) Subject to the terms and conditions hereof, the Swingline Bank severally agrees to make a portion of the combined Commitments available to the Companies by making swingline loans (individually, a "Swingline Loan"; collectively, the "Swingline Loans") to any Company on any Business Day during the period from the Closing Date to the Revolving Termination Date in accordance with the procedures set forth in this Section in an aggregate principal amount at any one time outstanding not to exceed $10,000,000 for the Companies together, notwithstanding the fact that such Swingline Loans, when aggregated with the Swingline Bank's outstanding Revolving Loans, may exceed the Swingline Bank's Commitment (the amount of such commitment of the Swingline Bank to make Swingline Loans to any Company pursuant to this subsection 2.10(a), as the same shall be reduced pursuant to subsection 2.5(b) and Section 2.7 or as a result of any assignment pursuant to Section 11.8, the Swingline Bank's "Swingline Commitment"); provided, that at no time shall (i) the sum of the Effective Amount of all Swingline Loans plus the Effective Amount of all Revolving Loans plus the Effective Amount of all L/C Obligations exceed the total of all Commitments, or (ii) the Effective Amount of all Swingline Loans exceed the Swingline Commitment. Additionally, no more than an aggregate of three Swingline Loans for the Companies may be outstanding at any one time, and all Swingline Loans shall at all times be Base Rate Loans unless otherwise agreed to by the Swingline Bank in its sole discretion. Within the foregoing limits, and subject to the other terms and conditions hereof, any Company may borrow under this subsection 2.10(a), prepay pursuant to
Section 2.6 and reborrow pursuant to this subsection 2.10(a).

          (b) Each Company desiring to obtain a Swingline Loan shall provide the Agent (with a copy to the Swingline Bank) irrevocable written notice in the form of a Notice of Borrowing of any Swingline Loan requested hereunder (which notice must be received by the Swingline Bank and the Agent prior to 9:00 a.m. (San Francisco time) on the requested Borrowing date; any notice received by the Swingline Bank after 9:00 a.m. (San Francisco time) on a Business Day but before 5:00 p.m. (San Francisco time) on such Business Day shall be deemed to be received by 9:00 a.m. (San Francisco time) on the next Business
Day) specifying (i) the amount to be borrowed, and (ii) the requested Borrowing date, which must be a Business Day. Upon receipt of the Notice of Borrowing, the Swingline Bank will immediately confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the Notice of Borrowing from such Company and, if not, the Swingline Bank will provide the Agent with a copy thereof. Unless the Swingline Bank has received notice prior to 11:30 a.m. on such Borrowing date from the Agent or any Bank (A) directing the Swingline Bank not to make the requested Swingline Loan as a result of the limitations set forth in the proviso set forth in the first sentence of subsection 2.10(a); or (B) that one or more conditions specified in
Article V are not then satisfied; then, subject to the terms and conditions hereof, the Swingline Bank will, not later than 12:30 p.m. (San Francisco time) on the Borrowing date specified in such Notice, make the amount of its Swingline Loan available to the Agent for the account of such Company at the Agent's Payment Office in funds immediately available to the Agent. The proceeds of such Swingline Loan will then be made available to such Company by (i) wire transfer of immediately available funds to such Company at, if to STK, Harris Trust, ABA No. 071 000 288, Account No. 4191706, for credit to Storage Technology Corporation or such other account as STK shall specify to the Agent or, if to STPR, such account as STPR shall specify to the Agent or (ii) at the option of such Company, by the Agent crediting the account of such Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Swingline Bank and in like funds as received by the Agent. Each Borrowing pursuant to this Section shall be in an aggregate principal amount equal to $1,000,000 or a multiple of $100,000 in excess thereof, unless otherwise agreed by the Swingline Bank.

          (c) Each Company receiving a Swingline Loan severally agrees to repay such Swingline Loan to the Swingline Bank when required by Section 2.8.

          (d) If any Swingline Loans shall remain outstanding during the existence of a Default or Event of Default and the Swingline Bank shall in its sole discretion notify the Agent that the Swingline Bank desires that such Swingline Loans be converted into Revolving Loans, then the Agent shall be deemed to have received a Notice of Borrowing from such Company pursuant to Section 2.3 requesting that Base Rate Loans be made pursuant to Section 2.1 on the first Business Day subsequent to the date of such notice from the Swingline Bank in an amount equal to the aggregate amount of such Swingline Loans, and the procedures set forth in subsections 2.3(b) and 2.3(c) shall be followed in making such Base Rate Loans; provided, that such Base Rate Loans shall be made notwithstanding such Company's failure to comply with subsections 5.2(b) and 5.2(c); and provided, further, that if a Borrowing of Revolving Loans becomes legally impracticable and if so required by the Swingline Bank at the time such Revolving Loans are required to be made by the Banks in accordance with this subsection 2.10(d), each Bank agrees that in lieu of making Revolving Loans as described in this subsection 2.10(d), such Bank shall purchase a participation from the Swingline Bank in the applicable Swingline Loans in an amount equal to such Bank's Pro Rata Share of such Swingline Loans, and the procedures set forth in subsections 2.3(b) and 2.3(c) shall be followed in connection with the purchases of such participations. Upon such purchases of participations the prepayment requirements of subsection 2.10(d) shall be deemed waived with respect to such Swingline Loans. The proceeds of such Base Rate Loans, or participations purchased, shall be applied to repay such Swingline Loans. A copy of each notice given by the Agent to the Banks pursuant to this subsection 2.10(d) with respect to the making of Revolving Loans, or the purchases of participations, shall be promptly delivered by the Agent to such Company. Each Bank's obligation in accordance with this Agreement to make the Revolving Loans, or purchase the participations, as contemplated by this subsection 2.10(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swingline Bank, any Company or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (3) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     2.11 Fees.  In addition to certain fees described in Section 3.8:

          (a) Commitment Fees. The Companies jointly and severally agree to pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the amount set forth in the next paragraph. For purposes of calculation of such unused portion of a Bank's Commitment, (i) the making of any Swingline Loans shall not be considered a use of a portion of the Swingline Bank's Commitment, and (ii) each Bank's Commitment shall be considered used on any date to the extent of its participation on such date in any Letter of Credit and any L/C Advance made by it (exclusive of any Swingline Loans). Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on (A) the last Business Day of the period ending on June 28, 1996, (B) on the last Business Day of each calendar quarter commencing after June 28, 1996 and (C) on the Revolving Termination Date; provided that, in connection with any termination of Commitments under Section 2.5 or Section 2.7, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such termination. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

          For the period from the Closing Date through the Business Day when the Agent receives the Companies' Compliance Certificate for the period ending December 31, 1996, the applicable fee will be .350%. Thereafter, the applicable fees will be determined by the Agent from time to time in accordance with the table set forth below based on the most recent Compliance Certificate of the Companies delivered by the Companies pursuant hereto. Such determination shall be based on the calculations of Consolidated Net Income set forth in such Compliance Certificate of the Companies and shall apply from the first Business Day after the Agent receives such Compliance Certificate until and through the Business Day when the Agent receives the applicable Compliance Certificate for the next fiscal quarter as provided herein.

            Consolidated Net Income           Commitment Fee

     Less than or equal to $50,000,000              0.400%

     More than $50,000,000 but less                 0.350%
      than or equal to $90,000,000

     More than $90,000,000 but less                 0.300%
      than or equal to $150,000,000

     More than $150,000,000                         0.250%


          (b) Upfront Fees. The Companies jointly and severally agree to pay to the Banks the upfront fees set forth on
Schedule 2.11(c).

     2.12 Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Companies and the Banks in the absence of manifest error.

     2.13 Payments by the Companies. (a) All payments to be made by the Companies shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Companies shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 10:30 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 10:30 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c) Unless the Agent receives notice from a Company prior to the date on which any payment is due to the Banks that such Company will not make such payment in full as and when required, the Agent may assume that such Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent a Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

     2.14 Payments by the Banks to the Agent. (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of a Company the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to such Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to such Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify such Company of such failure to fund and, upon demand by the Agent, such Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

          (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

     2.15 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Bank were the direct creditor of each such Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

     2.16 Security. All obligations of the Companies under this Agreement, the Notes and all other Loan Documents shall be secured in accordance with the Collateral Documents.

                            ARTICLE III

                       THE LETTERS OF CREDIT

     3.1 The Letter of Credit Subfacility. (a) On the terms and conditions set forth herein (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date to issue Letters of Credit for the account of any Company, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.2(c) and 3.2(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of any Company; provided, that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Revolving Loans plus the Effective Amount of all Swingline Loans exceeds the combined Commitments, (2) the participation of any Bank in the Effective Amount of all L/C Obligations plus the Effective Amount of the Revolving Loans plus the Effective Amount of all Swingline Loans of such Bank exceeds such Bank's Commitment, or (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, each Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, each Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

          (b) The Issuing Bank is under no obligation to Issue any Letter of Credit if:

               (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall otherwise impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

               (ii) the Issuing Bank has received written notice from any Bank (and the Required Banks concur with the determination of such Bank) or the Agent, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that no further Letters of Credit are to be issued due to a continuing failure to meet one or more of the applicable conditions contained in Article V and such notice has not expired or been withdrawn by the applicable Bank and/or the Agent;

               (iii)the expiry date of any requested Letter of Credit is more than 360 days after the Revolving Termination Date, unless all of the Banks have approved such expiry date in writing;

               (iv) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance reasonably acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank for extensions of credit; or

               (v) such Letter of Credit is in a face amount less than $50,000 or to be denominated in a currency other than Dollars.

     3.2  Issuance, Amendment and Renewal of Letters of Credit.
(a) Each Letter of Credit shall be issued upon the irrevocable written request of any Company received by the Issuing Bank (with a copy sent by such Company to the Agent) at least three Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately by an original writing in the mail, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof (which beneficiary may be a Bank or an Affiliate of a Bank); (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (vii) if such Letter of Credit will be a standby or commercial documentary Letter of Credit; and (viii) such other matters as the Issuing Bank may require.

          (b) At least two Business Days prior to the Issuance of any Letter of Credit, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from a Company and, if not, the Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue a requested Letter of Credit from the Agent (A) directing the Issuing Bank not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.1(a) as a result of the limitations set forth in clauses (1) through (3) thereof or subsection 3.1(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of such Company in accordance with the Issuing Bank's usual and customary business practices.

          (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Issuing Bank will, upon the written request of any Company received by the Issuing Bank (with a copy sent by such Company to the Agent) at least two Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. The Agent will promptly notify the Banks of the receipt by it of any L/C Application or L/C Amendment Application.

          (d) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of each Company and upon the written request of each such Company received by the Issuing Bank (with a copy sent by each such Company to the Agent) at least two Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation so to renew any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit for the account of a Company shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.2(d) upon the request of such Company but the Issuing Bank shall not have received any L/C Amendment Application from such Company with respect to such renewal or other written direction by such Company with respect thereto, the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and, notwithstanding anything in this Agreement to the contrary, such Company and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from such Company requesting such renewal; provided, however, that the aggregate principal amount of all such automatically renewable Letters of Credit shall not exceed $3,000,000, which amount shall be a sublimit within the L/C Commitment.

          (e) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

          (f) The Issuing Bank will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

     3.3 Existing BofA Letters of Credit; Risk Participations, Drawings and Reimbursements. (a) On and after the Closing Date, the Existing BofA Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to subsections 3.8(a) and 3.8(c), and reimbursement of costs and expenses to the extent provided herein, Letters of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement. Each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank on the Closing Date a participation in each such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) such Bank's Pro Rata Share times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.1 and subsection 2.11(b), the Existing BofA Letters of Credit shall be deemed to utilize pro rata the Commitment of each Bank.

          (b) Immediately upon the Issuance of each Letter of Credit in addition to those described in subsection 3.3(a), each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.1, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Bank by an amount equal to the amount of such participation.

          (c) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the applicable Company. Each Company requesting a Letter of Credit shall reimburse the Issuing Bank (i) by no later than 3:30 p.m. (San Francisco time) on each Honor Date if the Issuing Bank notifies such Company of a request for a drawing prior to 11:00 a.m. (San Francisco time) on such Honor Date and (ii) by no later than 11:00 a.m. (San Francisco time) on the day immediately following each Honor Date if the Issuing Bank notifies such Company of a request for drawing after 11:00 a.m. (San Francisco time) on such Honor Date, in an amount equal to the amount so paid by the Issuing Bank. In the event a Company fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 3:30 p.m. (San Francisco time) on the Honor Date, the Issuing Bank will promptly notify the Agent, and such Company shall be deemed to have requested that Base Rate Loans be made by the Banks to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Commitment and subject to the conditions set forth in Section 5.2. In the event that a Company receives notice from the Issuing Bank after 11:00 a.m. (San Francisco time) and does not reimburse by 11:00 a.m. (San Francisco time) the day immediately following, then the Agent shall notify the Banks and the Banks shall advance their Pro Rata Shares of such Base Rate Loan. To the extent the Issuing Bank has advanced funds on the Honor Date in respect of a Base Rate Loan noted in the prior sentence and the other Banks have not advanced their Pro Rata Shares of such Base Rate Loan on such Honor Date, the Issuing Bank shall be entitled to all interest owing on such Base Rate Loan. Any notice given by the Issuing Bank or the Agent pursuant to this subsection 3.3(c) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (d) Each Bank shall upon any notice pursuant to subsection 3.3(c) make available to the Agent for the account of the relevant Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Banks shall (subject to subsection 3.3(e)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the applicable Company in that amount. If any Bank so notified fails to make available to the Agent for the account of the Issuing Bank the amount of such Bank's Pro Rata Share of the amount of the drawing by no later than 12:00 noon (San Francisco time) on the Honor Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.3.

          (e) With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to a Company in whole or in part, because of such Company's failure to satisfy the conditions set forth in Section 5.2 or for any other reason, such Company shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Bank's payment to the Issuing Bank pursuant to subsection 3.3(d) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.3.

          (f) Each Bank's obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, any Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Bank's obligation to make Revolving Loans under this Section 3.3 is subject to the conditions set forth in
Section 5.2.

     3.4 Repayment of Participations. (a) Upon (and only upon) receipt by the Agent for the account of the Issuing Bank of immediately available funds from a Company (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Agent for the account of the Issuing Bank for such Bank's participation in the Letter of Credit pursuant to Section 3.3 or (ii) in payment of interest thereon, the Agent will pay to each Bank, in the same funds as those received by the Agent for the account of the Issuing Bank, the amount of such Bank's Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Agent for the account of the Issuing Bank.

          (b) If the Agent or the Issuing Bank is required at any time to return to a Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by such Company to the Agent for the account of the Issuing Bank pursuant to subsection 3.4(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

     3.5 Role of the Issuing Bank. (a) Each Bank and each Company agrees that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates or other documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

          (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Required Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

          (c) Each Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude each such Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.6; provided, however, anything in such clauses to the contrary notwithstanding, that each such Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to each such Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by each such Company which each such Company proves were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     3.6 Obligations Absolute. The obligations of each Company under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

               (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

               (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

               (iii)the existence of any claim, set-off, defense or other right that such Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

               (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

               (v) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

               (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of such Company in respect of any Letter of Credit; or

               (vii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Company or a guarantor;

provided, that, notwithstanding the foregoing, the Issuing Bank shall not be relieved of any liability it may otherwise have as a result of its gross negligence or willful misconduct.

     3.7  Cash Collateral Pledge.  Upon (i) the request of the Agent,
(A) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Revolving Termination Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in Section 2.7 requiring a Company to Cash Collateralize Letters of Credit, then, such Company shall immediately Cash Collateralize the Obligations in an amount equal to such L/C Obligations.

     3.8 Letter of Credit Fees. (a) The Companies agree to jointly and severally pay to the Agent for the benefit of the Banks standby letter of credit fees per annum based on the average daily maximum amount available to be drawn of the outstanding Letters of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Termination Date, and on the date when the last Letter of Credit expires. For the period from the Closing Date through the Business Day when the Agent receives the Companies' Compliance Certificate for the period ending December 31, 1996, the applicable fee will be 1.125% for standby Letters of Credit. Thereafter, the standby fees for applicable Letters of Credit will be determined by the Agent from time to time in accordance with the table set forth below based on the most recent Compliance Certificate of the Companies delivered by the Companies pursuant hereto. Such determination shall be based on the calculations (made on a four-quarter rolling basis) of Consolidated Net Income set forth in such Compliance Certificate of the Companies and shall apply from the first Business Day after the Agent receives such Compliance Certificate until and through the Business Day when the Agent receives the applicable Compliance Certificate for the next fiscal quarter as provided herein.


                                            Per Annum Standby
          Consolidated Net Income         Letter of Credit Fee

     Less than or equal to $50,000,000             1.375%

     More than $50,000,000 but less
       than or equal to $90,000,000                1.125%

     More than $90,000,000 but less
       than or equal to $150,000,000               1.000%

     More than $150,000,000                        0.750%


          (b) The Companies agree to jointly and severally pay to the Agent for the benefit of the Banks an issuance fee for each commercial documentary Letter of Credit Issued hereunder equal to the greater of (i) $250 and (ii) 0.125% of the face amount of such commercial documentary Letter of Credit, payable on the date of Issuance of each such commercial documentary Letter of Credit.

          (c) Each Company shall pay to the Issuing Bank quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Termination Date and on the date when the last Letter of Credit expires, a letter of credit fronting fee for each Letter of Credit Issued by the Issuing Bank equal to .075% per annum of the face amount (or increased face amount, as the case may be) of such Letter of Credit.

          (d) Each Company shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.

     3.9 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.


                            ARTICLE IV

              TAXES, YIELD PROTECTION AND ILLEGALITY

     4.1 Taxes. (a) Any and all payments by the Companies to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Companies shall pay all Taxes.

          (b) If any Company shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

                    (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                   (ii) such Company shall make such deductions and withholdings; and

                  (iii) such Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

          (c) Each Company agrees to indemnify and hold harmless each Bank for the full amount of Taxes in the amount (without duplication of other amounts paid pursuant to this Section 4.1) that the respective Bank specifies as necessary to preserve the after-tax yield (which after tax yield is intended to compensate each Bank for Taxes deducted or withheld pursuant to this Section 4.1 and additional Taxes imposed on amounts payable pursuant to this Section 4.1) the Bank would have received if such Taxes had not been imposed, and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor, which demand shall specify in reasonable detail the basis for such demand.

          (d) Within 30 days after the date of any payment by a Company of Taxes, such Company shall furnish to such Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

          (e) Without affecting its rights under this Section 4.1 or any provision of this Agreement, the Agent, each Bank, the Swingline Bank and the Issuing Bank agree that if any Taxes are imposed and required by law to be paid or to be withheld from any amount payable to such Bank or its Lending Office, the Swingline Bank or the Issuing Bank, as the case may be, with respect to which any Company would be obligated pursuant to this Section 4.1 to increase any amounts payable to such Bank, the Swingline Bank or the Issuing Bank, as the case may be, or to pay any such Taxes, such Bank shall use reasonable efforts to select an alternative Lending Office, the Swingline Bank shall use reasonable efforts to select an alternative office for purposes of making and receiving payments in respect of Swingline Advances, and the Issuing Bank shall use reasonable efforts to select an alternative office for purposes of issuing and receiving payments in respect of Letters of Credit, as the case may be, which would not result in the imposition of such Taxes; provided, however, that none of the Agent, the Banks, the Swingline Bank or the Issuing Bank shall be obligated to select any such alternative office if such Bank, the Swingline Bank or the Issuing Bank, as the case may be, determines that (i) as a result of such selection it would be in violation of an applicable law, regulation, or treaty, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Bank, the Swingline Bank or the Issuing Bank, as the case may be.

          (f) So long as no Default or Event of Default shall have occurred and be continuing, STK may, within the 30 day period commencing on the day that any Company receives a demand for the payment of Taxes from any Bank pursuant to this Section 4.1, demand that the Bank making such demand be replaced with a Person that is an Eligible Assignee selected by STK and subject to consent by the Agent. Upon any such demand by STK, if the Agent shall have consented to the Eligible Assignee selected by STK, the Bank that made a demand pursuant to this Section 4.1 shall execute and deliver an Assignment and Acceptance to the Agent pursuant to which such Bank shall assign all of its rights and obligations under this Agreement and the other Loan Documents to the Eligible Assignee selected by STK.

     4.2 Illegality. (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by such Bank to the Companies through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Companies that the circumstances giving rise to such determination no longer exist. Any Bank notifying the Companies of such a suspension of its obligation to make Offshore Rate Loans shall provide to the Companies reasonable documentation supporting such obligation.

          (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, each Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under
Section 4.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If any Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, such Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan. Any Bank making such a demand for prepayment of Offshore Rate Loans shall provide to the Companies reasonable documentation supporting such demand.

     4.3 Increased Costs and Reduction of Return. (a) If any Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation by any Governmental Authority having jurisdiction over the Banks or (ii) the compliance by any Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then each Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), promptly (and in any event within 30 days) pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs. Any Bank making such a demand for payment shall provide to the Companies reasonable documentation supporting such demand.

          (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Bank to any Company through the Agent, such Company shall promptly (and in any event within 30 days) pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase. Any Bank making such a demand for payment shall provide to the Companies reasonable documentation supporting such demand.

     4.4 Funding Losses. Each Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank sustains or incurs as a consequence of:

          (a) the failure of such Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

          (b) the failure of such Company to borrow, continue or convert a Loan after such Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

          (c) the failure of such Company to make any prepayment in accordance with any notice delivered under Section 2.6;

          (d) the prepayment (including pursuant to Section 2.7) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

          (e) the automatic conversion under Section 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.

     4.5 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to Section 2.9 for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Agent or any Bank funding such Loan, the Agent will promptly so notify each affected Company and each Bank and will provide such Persons with reasonable documentation supporting such determination. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent shall notify the Companies and the Banks that the circumstances causing such suspension no longer exist. Upon receipt of such notice, each affected Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If any such affected Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by each such affected Company, in the amount specified in the applicable notice submitted by each such affected Company, respectively, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

     4.6 Survival. The agreements and obligations of the Companies in this Article IV shall survive the payment of all other Obligations.

     4.7 Notice of Claims. The Agent or the appropriate Bank will notify the Companies in writing of its claims under Article IV within 180 days after any officer of the Agent or such Bank having principal responsibility for monitoring the Companies' performance of its obligations under the Loan Documents has actual knowledge of facts giving rise to a claim under Article IV.


                             ARTICLE V

                       CONDITIONS PRECEDENT

     5.1 Conditions of Initial Credit Extensions. The obligation of each Bank to make its initial Credit Extension hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank (other than the Notes to be delivered pursuant to Section 5.1(a)):

          (a) Credit Agreement and Notes. This Agreement and the Notes executed by each party thereto;

          (b)  Resolutions; Incumbency.

                     (A)Copies of the resolutions of the board of directors of each Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of each such Company; and

                     (B)A certificate of the Secretary or Assistant Secretary of each Company certifying the names and true signatures of the officers of each such Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

          (c) Organization Documents; Good Standing. Each of the following documents:

                    (i) the articles or certificate of incorporation and the bylaws of each Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of each such Company as of the Closing Date; and

                   (ii) a good standing and tax good standing certificate for each Company from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and (A) in the case of STK, from the State of Colorado, and (B) in the case of STPR, from Puerto Rico;

          (d) Legal Opinions. Opinions of Shearman & Sterling, internal counsel to the Companies and McConnell Valdes addressed to the Agent and the Banks, substantially in the forms of Exhibit D-1, Exhibit D-2 and Exhibit D-3, respectively.

          (e) Payment of Fees. Evidence of payment by the Companies of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, including any such costs, fees and expenses arising under or referenced in Sections 2.11 and 11.4 and any fronting fees for the Existing BofA Letters of Credit, provided that the Companies shall have been given reasonably detailed bills for such fees and services;

          (f) Certificate. A certificate signed by a Responsible Officer of each Company, dated as of the Closing Date, stating that:

                    (i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

                   (ii) no Default or Event of Default exists or would result from the Credit Extension; and

                  (iii) there has occurred since December 31, 1995, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

          (g) Collateral Documents. The Collateral Documents, executed by the Companies, in appropriate form for recording, where necessary, together with:

                    (i) written advice relating to Lien and judgment searches as the Agent shall have reasonably requested, and any termination statements or other documents as may be reasonably necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

                   (ii) evidence that all other actions reasonably necessary or, in the opinion of the Agent or the Banks, reasonably desirable to perfect and protect the first priority Lien (subject to Permitted Liens) created by the Collateral
     Documents have been taken; and

          (h)  Guaranties.  The Guaranties executed by each
Guarantor, as appropriate;

          (i) SFSC Sale. If the SFSC Sale shall have been consummated prior to the Closing Date, evidence of such consummation; and

          (j) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

     5.2 Conditions to All Credit Extensions. The obligation of each Bank to make any Revolving Loan to be made by it (including its initial Revolving Loan) or to continue or convert any Revolving Loan under Section 2.4 and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion/Continuation Date or Issuance
Date:

          (a) Notice, Application. The Agent shall have received (with, in the case of the initial Revolving Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable or in the case of any Issuance of any Letter of Credit, the Issuing Bank and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.2;

          (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date or Conversion/Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date or Issuance Date; and

          (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion or Issuance.

Each Notice of Borrowing, Notice of Conversion/Continuation and L/C Application or L/C Amendment Application submitted by a Company hereunder shall constitute a representation and warranty by such Company hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion/Continuation Date, or Issuance Date, as applicable, that the conditions in this Section 5.2 are satisfied.


                            ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES

     Each Company represents and warrants to the Agent and each Bank that:

     6.1 Corporate Existence and Power. Each Company and each of its Material Subsidiaries:

          (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

          (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

          (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each Company of this Agreement and each other Loan Document to which such Company is party, have been duly authorized by all necessary corporate action, and do not:

          (a)  contravene the terms of any of such Company's
Organization Documents;

          (b) conflict with or result in any breach or contravention of any document evidencing any Contractual Obligation to which any such Company is a party or any order, injunction, writ or decree of any Governmental Authority to which any such Company or its property is subject, except where such conflict, breach or contravention would not cause a Material Adverse Effect or render any Loan Document unenforceable against such Company or any other Person;

          (c) violate any Requirement of Law except, in each case, where any such contravention, conflict, breach, or violation would not cause a Material Adverse Effect or render any Loan Document unenforceable against such Company or any other Person; or

          (d) result in the creation of any Lien (other than a Lien created under the Loan Documents).

     6.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or current enforcement against, any Company or any of its Subsidiaries of the Agreement or any other Loan Document.

     6.4 Binding Effect. This Agreement and each other Loan Document to which any Company is a party constitute (or, when duly executed and delivered, shall constitute) the legal, valid and binding obligations of each such Company, enforceable against each such Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     6.5  Litigation.  Except as specifically disclosed in
Schedule 6.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of such Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against such Company, or its Subsidiaries or any of their respective properties which:

          (a) relates to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; and

          (b) if determined adversely to such Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     6.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Companies or from the grant of perfection of the Liens of the Agent and the Banks on the Collateral. As of the Closing Date, neither Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.1(e).

     6.7  ERISA Compliance.

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under
Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of each Company, nothing has occurred which would cause the loss of such qualification. Each Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the best knowledge of each Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     6.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.11 and Section 8.7. Neither Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     6.9 Title to Properties. Each Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of each Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     6.10 Taxes. Each Company and its Subsidiaries have filed or caused to be filed all federal and other material tax returns and reports required to be filed, and have paid or caused to be paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and
(ii) those for which the failure to pay would not have a Material Adverse Effect or would not result in any Lien upon any of the Collateral that is, or will, with the giving of notice or passage of time or both, become, prior to any Lien under the Collateral Documents. To the Companies' knowledge, there is no proposed tax assessment against any Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     6.11 Financial Condition. (a) The audited Consolidated financial statements of STK and its Subsidiaries dated December 29, 1995, and the related Consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date:

                    (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

                   (ii) fairly present the financial condition of STK and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                  (iii) except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of STK and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

          (b)  Since December 29, 1995, there has been no Material
Adverse Effect.

     6.12 Environmental Matters. Each Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof each Company has reasonably concluded that, except as specifically disclosed in
Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.13 Regulated Entities. Neither Company, nor any Person controlling either Company, nor any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. Neither Company is subject to regulation under the Public Utility Holding Company Act of 1935, the federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

     6.14 Copyrights, Patents, Trademarks and Licenses, Etc. Each Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective material businesses, without conflict with the rights of any other Person. To the best knowledge of each Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by each Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.5, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Companies, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Companies, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     6.15 Subsidiaries. Each Company (a) has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.15 hereto as of the Closing Date and (b) has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.15 except, in each case, for Subsidiaries created and equity investments made after the Closing Date and otherwise permitted by this Agreement.

     6.16 Insurance.  Except as specifically disclosed in
Schedule 6.16, the properties of each Company and its Subsidiaries are insured with, to the best knowledge of the Companies, financially sound and reputable insurance companies not Affiliates of the Companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Company or such Subsidiary operates.

     6.17 Full Disclosure. None of the representations or warranties made by any Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any written exhibit, report, statement or certificate furnished by or on behalf of any Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of any Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that nothing in this
Section 6.17 shall apply to any projections, forward-looking information or other similar or related information furnished by or on behalf of any Company or any Subsidiary in connection with the Loan Documents.

     6.18 Projections. All projections, forward-looking information or other similar or related information furnished by or on behalf of any Company or any Subsidiary in connection with the Loan Documents were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, such Company or such Subsidiary's best estimate of its future financial performance.

                            ARTICLE VII

                       AFFIRMATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

     7.1 Financial Statements. STK shall deliver to the Agent, in form and detail satisfactory to the Agent and the Required Banks, with sufficient copies for each Bank:

          (a) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited Consolidated balance sheet of STK and its Subsidiaries as at the end of such year and the related Consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Price Waterhouse or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such Consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of any Company's or any Subsidiary's records;

          (b) as soon as available, but not later than 55 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited Consolidated balance sheet of STK and its Subsidiaries as of the end of such quarter and the related Consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of STK and the Subsidiaries.

     7.2 Certificates; Other Information. Each Company shall furnish to the Agent, with sufficient copies for each Bank:

          (a) promptly after any sale of Collateral pursuant to the Permitted Receivables Purchase Facility, a report detailing the Collateral sold;

          (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

          (c) promptly, copies of all financial statements and reports that any such Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10-K, 10-Q and 8-K) that such Company or any
Subsidiary may make to, or file with, the SEC; and

          (d) promptly, such additional information regarding the business, financial or corporate affairs of such Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time reasonably request.

     7.3 Notices. Each Company shall promptly notify the Agent and each Bank:

          (a) after a Responsible Officer of any Company knows or has reason to know of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance for which it is reasonably forseeable that such event or circumstance will become a Default or Event of Default;

          (b)  of the occurrence of the SFSC Sale;

          (c) after a Responsible Officer of any Company or any ERISA Affiliate knows or has reason to know that any material ERISA Event has occurred, with a statement of a Responsible Officer of the applicable Company describing such ERISA Event and the action, if any, that such applicable Company or such ERISA Affiliate proposes to take with respect thereto; and

          (d) of any material change in accounting policies or financial reporting practices by any Company or any of its Consolidated Subsidiaries.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action each Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

     7.4 Preservation of Corporate Existence, Etc. Each Company shall, and shall cause each Material Subsidiary to preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation and preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except
(a) if in the reasonable business judgment of such Company or such Material Subsidiary, it is in its best economic interest not to preserve or maintain such rights, privileges, qualification, permits, licenses or franchises and (b) unless no Material Adverse Effect could result; provided, that nothing in this Section 7.4 shall prohibit or in any way restrict the SFSC Sale, if such shall not have been consummated prior to or on the Closing Date.

     7.5 Maintenance of Property. Each Company shall maintain, and shall cause each Material Subsidiary to maintain, and preserve all its material properties which are used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Company and each Material Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

     7.6 Insurance. In addition to insurance requirements set forth in the Collateral Documents, each Company shall maintain, and shall cause each Material Subsidiary to maintain, with financially sound and reputable independent insurers, insurance against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

     7.7 Payment of Obligations. Each Company shall, and shall cause each Material Subsidiary to, pay and discharge before the same shall become delinquent:

          (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by a Company or such Material Subsidiary; and

          (b) all lawful claims which, if unpaid, would by law become a Lien upon its property.

     7.8 Compliance with Laws. Each Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including Environmental laws and the federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

     7.9 Compliance with ERISA. Each Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

     7.10 Inspection of Property and Books and Records. Each Company shall maintain and shall cause each Material Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and the assets and business of each Company and such Material Subsidiary. During the continuance of any Event of Default, each Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of each such Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to each such Company.

     7.11 Use of Proceeds. Each Company shall use the proceeds of the Loans for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.

     7.12 Disclosure; Further Assurances.

          (a) The Companies shall ensure that all written information, exhibits and reports furnished to the Agent or the Banks by or on behalf of any Company do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Banks and correct any material defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof; provided that nothing in this Section 7.12(a) shall apply to any projections, forward-looking information or other similar or related information furnished by or on behalf of any Company or any Subsidiary in connection with the Loan Documents.

          (b) The Companies shall ensure that all projections, forward-looking information or other similar or related information furnished by or on behalf of such Company in connection with the Loan Documents are prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in the light of conditions existing at the time of delivery of such forecasts, and represent, at the time of delivery, such Company or such Subsidiary's best estimate of its future financial performance.

          (c) The Companies shall provide such other documentation and cooperation as the Agent or the Required Banks reasonably request in connection with the exercise by the Agent and the Banks of their rights and remedies under the Loan Documents.

     7.13 Financial Covenants. STK will, unless the Required Banks shall otherwise consent in writing:

          (a) Maintenance of Consolidated Tangible Net Worth. Maintain as at the end of each fiscal quarter a Consolidated Tangible Net Worth of STK and its Subsidiaries of not less than at any time the amount that is, (i)(A) $760,000,000, plus (B) the sum of 75% of Consolidated Net Income (excluding any Consolidated Net Loss) of STK and its Subsidiaries earned in each fiscal quarter after the Closing Date, plus (C) 75% of the amount of all proceeds (net of costs and expenses) received pursuant to the issuance of any equity securities issued by STK after the Closing Date, plus (D) 100% of the face amount of any Subordinated Indebtedness that is converted into stock of STK after the Closing Date, less (ii) 100% of the amount of stock repurchased to offset dilution from conversions of such Subordinated Indebtedness to the extent such amounts repurchased (A) do not exceed the face value of such converted Subordinated Indebtedness, (B) total no more than $175,000,000 and (C) are actually repurchased within 180 days from the date of any announced conversion and in any event not later than August 28, 1997.

          (b) Maintenance of Quick Ratio. Maintain as at the end of each fiscal quarter a Consolidated Quick Ratio of STK and its Subsidiaries of not less than 1.25:1.00.

          (c) Consolidated Net Income. Not permit (i) any Consolidated Net Loss or Consolidated Operating Loss of STK and its Subsidiaries to occur for each of any two consecutive fiscal quarters (calculated as of the last day of each such fiscal quarter); or (ii) Consolidated Net Loss or Consolidated Operating Loss of STK and its Subsidiaries for any fiscal quarter to be greater than $25,000,000.

          (d) Total Leverage Ratio Achieve as at each fiscal quarter end a Consolidated Total Leverage Ratio of STK and its Subsidiaries of not greater than 0.75:1.00.

     7.14 Sale of SFSC. If the SFSC Sale shall not have been consummated within 60 days after the Closing Date, STK shall cause SFSC to execute and deliver to the Agent (i) a guaranty in substantially the form of the Guaranties, (ii) a security agreement in substantially the form of the Security Agreements and (iii) such other documentation as the Agent or the Banks may reasonably require.


                           ARTICLE VIII

                        NEGATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

     8.1 Limitation on Liens. Each Company shall not, and shall not suffer or permit any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a) Liens for taxes, assessments or governmental charges or levies, and to the extent not past due or to the extent contested, in good faith, by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

          (b) Liens imposed by law, such as materialman's, mechanic's, carrier's, workman's, and repairman's Liens and other similar Liens arising in the ordinary course of business which relate to obligations which are not overdue for a period of more than 45 days or which are being contested in good faith, by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

          (c) pledges or deposits (other than of any of the Collateral) in the ordinary course of business to secure nondelinquent obligations under workman's compensation or unemployment laws or similar legislation or to secure the performance of leases or trade contracts entered into in the ordinary course of business or of public or nondelinquent statutory obligations, bids, or appeal bonds;

          (d) Liens upon or in any property acquired or held by the Companies or any of their respective Subsidiaries to secure the purchase price or construction costs (and, to the extent financed, sales and excise taxes, delivery and installation costs and other related expenses) of such property or to secure indebtedness incurred solely for the purpose of financing or refinancing the acquisition or construction of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser principal amount, provided that no such Lien shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

          (e) Liens consisting of the interest of a lessor upon any assets subject to a Capital Lease and securing payment of the obligations arising under such Capital Lease;

          (f) zoning restrictions, easements, licenses, landlord's Liens or restrictions on the use of any real property occupied by the Companies or their respective Subsidiaries, which do not materially impair the use of such property in the operation of the business of the Companies or any of their respective Subsidiaries or the value of such property for the purpose of such business;

          (g) Liens associated with judgments and awards to the extent such judgments and awards do not create an Event of Default under subsection 9.1(i) hereof, provided, that such Liens are not, to any extent, prior to the Lien of the Agent under the Collateral Documents;

          (h) Liens in favor of the issuer of a documentary commercial letter of credit, provided, that such Liens are limited exclusively to the goods covered by such letter of credit;

          (i) Liens listed on Schedule 8.1(i) securing Indebtedness outstanding on the Closing Date;

          (j) Liens consisting of the interest of a lessor under Operating Leases made in the ordinary course of business, or existing on property leased by STK or its Subsidiaries under an Operating Lease in the ordinary course of business; and

          (k)  Liens in connection with the Permitted Receivables
Purchase Facility (including liens on software, books and records related to the Permitted Receivables);

          (l) Liens securing borrowings by STK against life insurance policies under which it is the beneficiary in an aggregate amount not to exceed $30,000,000;

          (m) Liens in connection with STK's credit card processing facility with Harris Trust in an aggregate amount not to exceed
$5,000,000; and

          (n) Consensual Liens not described in subclauses (a) through (m) above that do not encumber Collateral and that relate to liabilities other than borrowed money debt (including Liens incurred in connection with sales and leasebacks of the Companies' assets) and securing obligations not in excess of $20,000,000 in the aggregate at any time for all such Liens for STK and its Subsidiaries together.

     Additionally, each Company will not, and will not permit any of its Subsidiaries to, enter into any agreement (other than this Agreement, any other Loan Document) prohibiting the creation or assumption of any Lien upon any of its properties, revenues or assets, whether now owned or hereafter acquired.

     8.2 Disposition of Assets. Each Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a) dispositions of inventory, or used, worn-out, obsolete or surplus equipment or other assets not practically usable in the business of such Company, all in the ordinary course of business;

          (b) dispositions of leases of Foreign Subsidiaries of the Companies (including Subsidiaries of Subsidiaries) provided that the aggregate value of such leases does not exceed $100,000,000 and such dispositions occur prior to December 31, 1996;

          (c) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

          (d) dispositions of assets in the ordinary course of business (other than Collateral) by a Company or any of its Subsidiaries to the other Company or any of its Subsidiaries pursuant to reasonable business requirements;

          (e) dispositions of Permitted Receivables (including software, books and records related to Permitted Receivables) pursuant to the Permitted Receivables Purchase Facility;

          (f) dispositions in connection with a sale/leaseback transaction involving real or personal property of the Companies or their respective Subsidiaries; provided, that any such sale/leaseback transaction is otherwise permitted under this Agreement; and

          (g) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (ii) the aggregate value of all assets so sold by the Companies and their Subsidiaries, together, shall not exceed in any fiscal year $50,000,000; and

          (h)  dispositions listed on Schedule 8.2.

     8.3 Consolidations and Mergers. Each Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or acquire all or substantially all of the assets of, any Person, except:

          (a) any Subsidiary may merge with a Company, provided that such Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

          (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to a Company or another Wholly-Owned Subsidiary.

     Nothing in this Section 8.3 shall prevent any of the Companies or any of their respective Subsidiaries from merging with, or acquiring all or substantially all of the assets of any Person if (i) with respect to a merger, any such Company or such Subsidiary party to such merger is the surviving entity of such merger, (ii) the total assets (including securities and all other assets) so acquired, together with the total assets for all such transactions occurring after the Closing Date (in each case as measured on the effective date of such merger or acquisition), do not exceed an amount greater than 17.5% of the Consolidated Tangible Net Worth of STK and its Subsidiaries as such Consolidated Tangible Net Worth is determined as of the last day of the fiscal quarter ending immediately prior to the closing of such merger or acquisition, (iii) the merger or acquisition involves an entity engaged in a similar business to that of STK; and (iv) no Default or Event of Default has occurred or would occur from such merger or acquisition.

     If any Acquisition or Investment is hostile, no proceeds of any Loan or Letter of Credit may be used, directly or indirectly, therefor ("hostile" for purposes of this sentence meaning the prior effective written consent of the board of directors or equivalent governing body of the acquiree is not obtained).

     8.4 Loans and Investments. Each Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of a Company (together, but excluding Acquisitions, "Investments"), except for:

          (a) Investments held by a Company or Subsidiary in the form of cash equivalents;

          (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (c) extensions of credit by a Company to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;

          (d) (i) Investments in any distributor of STK products or any supplier of raw materials or services useful to the business of such Company and its Subsidiaries (other than the acquisition of such Person by any Company or its Subsidiaries), or in any partnership or corporation with others, (ii) Joint-Ventures and (iii) other Investments, provided, that (A) the book value (as to the respective Company) of any such Investment or Joint-Venture, together with such value of all prior Investments or Joint-Ventures described in clauses
(i) through (iii) of this Section 8.4(d) undertaken by any Company and its Subsidiaries after the Closing Date, shall not exceed at the time of such Investment or Joint Venture, 10% of Consolidated Tangible Net Worth as calculated as of the most recent fiscal quarter prior to such Investment or Joint-Venture and (B) such Investments and Joint-Ventures are undertaken in accordance with all applicable Requirements of Law;

          (e) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;

          (f) Investments complying with the investment policy for the Companies and their Subsidiaries described on Schedule 8.4(f), as such schedule may be amended from time to time with the prior written consent of the Required Banks, which consent shall not be unreasonably withheld;

          (g) contributions, loans or advances to, or guarantees of, any Company or any Subsidiary in connection with the Permitted
Receivables Purchase Facility; and

          (h) loans to employees of STK or any of its Subsidiaries not to exceed $20,000,000 (valued without regard to any write-down due to uncollectability) at any one time outstanding for all such loans to all employees of STK and its Subsidiaries in the aggregate.

     8.5 Limitation on Subordinated Indebtedness. Each Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any subordinated indebtedness, except for Subordinated Indebtedness existing on the date hereof.

     8.6 Transactions with Affiliates. Each Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of each such Company, except
 (i) upon fair and reasonable terms no less favorable to each such Company or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate of such Company or such Subsidiary and (ii) transactions between Subsidiaries of the Companies and transactions between the Companies and their Subsidiaries on terms fair and reasonable to all interested parties and undertaken by all such parties in good faith and in the ordinary course of business.

     8.7 Use of Proceeds. Each Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of any such Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

     8.8 Contingent Obligations. Each Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) endorsements for collection or deposit in the ordinary course of business;

          (b)  Permitted Swap Obligations;

          (c) L/C Obligations in favor of BofA or any Affiliate of BofA in connection with the Permitted Receivables Purchase Facility;

          (d) Contingent Obligations in favor of BofA or any Affiliate of BofA including, without limitation, in the form of recourse to the Companies or guaranties by the Companies in connection with the Permitted Receivables Purchase Facility;

          (e) Contingent Obligations of each such Company and its Subsidiaries existing as of the Closing Date and listed in
Schedule 8.8(e) and any renewals, extensions or modifications thereof so long as the aggregate amount of such Contingent Obligations does not increase from the amount existing on the Closing Date;

          (f)  Contingent Obligations with respect to Surety
Instruments incurred in the ordinary course of business and not exceeding at any time $30,000,000 in the aggregate in respect of each such Company and its Subsidiaries together;

          (g)  Contingent Obligations arising under the Loan
Documents;

          (h) Contingent Obligations arising in connection with Indebtedness of any Subsidiary of the Companies, provided, that such Indebtedness is otherwise permitted by the Credit Agreement;

          (i) Contingent Obligations arising in connection with the SFSC Sale limited to Contingent Obligations under that certain
Guaranty, dated March 20, 1996, by STK in favor of Leasetec
Corporation ("Leasetec"); and

          (j) Contingent Obligations of STK pursuant to guaranties in favor of Leasetec or any of its Subsidiaries so long as the aggregate amount thereof does not exceed at any time $25,000,000.

     8.9 Joint Ventures. The Companies shall not, and shall not suffer or permit any of their Subsidiaries to enter into any Joint Venture, other than in the ordinary course of business, or as permitted pursuant to Section 8.4.

     8.10 Restricted Payments. So long as there is no Default or Event of Default, each Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that each Company may:

          (a) declare and make dividend payments or other distributions payable solely in its common stock;

          (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

          (c) (i) purchase, redeem or otherwise acquire shares of its common stock or (ii) declare and make dividend payments in cash, so long as in the aggregate amount of cash used by the Companies pursuant to this clause (c) does not exceed $50,000,000; and

          (d) purchase, redeem or acquire shares of its common stock to offset dilution from Convertible Subordinated Debentures and New Convertible Subordinated Debentures previously converted into common stock of such Company so long as (i) such purchase, redemption or acquisition occurs within 180 days of the date of conversion and, in any event, by no later than August 28, 1997 and (ii) the amount of any such purchase, redemption or acquisition that exceeds the face value of such Indebtedness converted shall not, when aggregated with purchases, redemptions or acquisitions pursuant to clause (c) above, exceed $50,000,000.

     8.11 Subordinated Indebtedness. Each Company shall not prepay, redeem, defease (whether actually or in substance) or purchase in any manner (or deposit or set aside funds or securities for the purpose of the foregoing), or make any payment (other than for scheduled payments of interest due on the date of payment thereof, if such payment is permitted to be made pursuant to the terms of the documents evidencing or governing the applicable Subordinated Indebtedness) in respect of, or establish any sinking fund, reserve or like set aside of funds or other property for the redemption, retirement or repayment of, any Subordinated Indebtedness, or transfer any property in payment of or as security for the payment of, or violate the subordination terms of, any Subordinated Indebtedness, or amend, modify or change in any manner the terms of any Subordinated Indebtedness or any instrument, indenture or other document evidencing, governing or affecting the terms of any Subordinated Indebtedness, if any such amendment, modification or change has or would have an adverse effect on the Agent's, any Bank's, the Swingline Bank's or the Issuing Bank's rights or remedies under any of the Loan Documents, or cause or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in this Section 8.11 shall prevent STK, so long as there exists no Default or Event of Default, and none would arise therefrom, from declaring a redemption of Convertible Subordinated Debentures and New Convertible Subordinated Debentures with a book value of up to $175,000,000 until December 31, 1996 so long as the actual redemption date occurs no later than February 28, 1997; and, provided, further, that so long as no Event of Default or Default has occurred and is continuing, the Companies and their Subsidiaries may redeem any Subordinated Indebtedness that is convertible into equity of a Company if and to the extent such redemption is fully underwritten by a nationally recognized financial institution or investment bank acceptable to the Agent and the Required Banks in their sole discretion.

     8.12 ERISA. Each Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liabilities of the Companies in an aggregate amount in excess of $10,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     8.13 Change in Business. Each Company shall not, make any material change in the nature of such Company's business as conducted on the Closing Date.

     8.14 Accounting Changes. Each Company shall not, and shall not suffer or permit any Material Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of each such Company or any Material Subsidiary.


                            ARTICLE IX

                         EVENTS OF DEFAULT

     9.1 Event of Default. Any of the following events shall constitute an "Event of Default":

          (a) Non-Payment. Any Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within two Business Days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b) Representation or Warranty. Any representation or warranty by any Company made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any Company, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

          (c) Specific Defaults. Any Company (i) fails to perform or observe any term, covenant or agreement contained in Sections 7.3, 7.4, 7.11 or 7.13 or in Article VIII; or (ii) fails to perform or observe any term, covenant or agreement contained in Sections 7.1, 7.2 or 7.9 and such failure shall continue for five Business Days; or

          (d) Other Defaults. Any Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to any Company by the Agent or any Bank; or

          (e)  Cross-Default.  Any Company or any Subsidiary
(i) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than Indebtedness or Contingent Obligations hereunder), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall continue for five Business Days; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

          (f) Insolvency; Voluntary Proceedings. Any Company or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Company's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $10,000,000; or (iii) any Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

          (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

          (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against any Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k)  Change of Control.  There occurs any Change of
Control; or

          (l)  Adverse Change.  There occurs a Material Adverse
Effect; or

          (m)  Collateral.

                     (i)any material provision (determined in the sole discretion of the Agent and the Required Banks) of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against any Company or any Subsidiary party thereto or STK or any Subsidiary of STK shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

                     (A)any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby having a fair market or book value in excess of $1,000,000 in the aggregate or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens; or

          (n) Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any material term, covenant or agreement in its Guaranty (determined in the sole discretion of the Agent and the Required Banks); or any Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person authorized by any Guarantor contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or

          (o) Invalidity of Subordination Provisions. The Convertible Subordinated Debentures or the subordination provisions governing the New Convertible Subordinated Debentures or any agreement or instrument governing any other Subordinated Indebtedness is for any reason revoked or invalidated, or otherwise ceases to be in full force and effect, any Person party thereto contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by this Agreement or such other subordination provisions.

     9.2 Remedies. If any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Banks,

          (a) declare the commitment of each Bank to make Loans and the commitment of the Swingline Bank to make Swingline Loans, and any obligation of the Issuing Bank to Issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Company; and

          (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, the Issuing Bank or any Bank.

     9.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

     9.4 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of any Company (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of any of Section 7.13 as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which such Company announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date such Company delivers to the Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.


                             ARTICLE X

                             THE AGENT

     10.1 Appointment and Authorization; "Agent". (a) Each Bank hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Required Banks to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Article X, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

     10.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     10.3 Liability of Agent.  None of the Agent-Related Persons shall
(i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by any Company or any Subsidiary or Affiliate of any Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Company or any of such Company's Subsidiaries or Affiliates.

     10.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

          (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

     10.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or a Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Article IX; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

     10.6 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of any Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Company and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to each Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Company which may come into the possession of any of the Agent-Related Persons.

     10.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of any Company and without limiting the obligation of each Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Companies. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

     10.8 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Company and its Subsidiaries and Affiliates as though BofA were not the Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding any Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent or the Issuing Bank.

     10.9 Successor Agent. The Agent may, and at the request of the Required Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks.
If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and each Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X and Sections 11.4 and 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.
Notwithstanding the foregoing, however, BofA may not be removed as the Agent at the request of the Required Banks unless BofA shall also simultaneously be replaced as "Issuing Bank" and "Swingline Bank" hereunder pursuant to documentation in form and substance reasonably satisfactory to BofA.

     10.10 Withholding Tax. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees to deliver to the Agent and each Company:

                    (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                   (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

                  (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent and each Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of any Company to such Bank, such Bank agrees to notify the Agent and each Company of the percentage amount in which it is no longer the beneficial owner of Obligations of any such Company to such Bank. To the extent of such percentage amount, the Agent and each Company will treat such Bank's IRS Form 1001 as no longer valid.

          (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent and each Company sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of any Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Company (or if not withheld by the Company the Agent) may withhold from any interest payment to such Bank, or to the Agent on behalf of such Bank, an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent and each Company, then the Companies (or the Agent, if not withheld by the Companies) may withhold from any interest payment to such Bank, or to the Agent on behalf of such Bank, not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Companies or the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Companies or the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Companies or the Agent fully for all amounts paid, directly or indirectly, by the Companies or the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Companies or the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

     10.11 Collateral Matters. (a) The Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

          (b) The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder;
(iii) constituting property in which any Company or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Company or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; (vi) Collateral with an aggregate value (determined by book value) during the term of this Agreement of $10,000,000, or (vii) if approved, authorized or ratified in writing by the Required Banks or all the Banks, as the case may be, as provided in subsection 11.1(f). Upon request by the Agent at any time, the Banks will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this subsection 10.11(b), provided that the absence of any such confirmation for whatever reason shall not affect the Agent's rights under this Section 10.11.

          (c) Upon the request of any Company, the Agent agrees to release any Lien granted to or held by the Agent upon any Collateral as authorized pursuant to paragraph (b) above and as otherwise permitted hereunder; provided, that, for any release pursuant to subclause (vi) of paragraph (b) above, the request of such Company shall set forth the book value and type of Collateral to be releases and the aggregate book value of Collateral previously released pursuant to such subclause (vi).


                            ARTICLE XI

                           MISCELLANEOUS

     11.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and any such Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Companies and acknowledged by the Agent, do any of the following:

          (a) increase or extend the Commitment of any Bank or the Swingline Commitment of the Swingline Bank;

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) below) any fees or other amounts payable hereunder or under any other Loan
Document;

          (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder;

          (e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks; or

          (f) release Collateral except as otherwise may be provided herein or in any Collateral Document or except where the consent of the Required Banks only is specifically provided for (provided, that, notwithstanding anything to the contrary herein, the Agent may release Collateral pursuant to Section 10.11(b) without the consent of any other Person);

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

     11.2 Notices. (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by each Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.2; or, as directed to each Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to each Company and the Agent. All notices to STK and STPR shall be sent to Storage Technology Corporation, 2270 South 88th Street, Louisville, CO 80028-4309,
Attention:  Assistant Treasurer, Telecopy No.:  (303) 673-2837.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II, III or X to the Agent shall not be effective until actually received by the Agent, and notices pursuant to Article III to the Issuing Bank shall not be effective until actually received by the Issuing Bank at the address specified for the "Issuing Bank" on the applicable signature page hereof.

          (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of each Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by each Company to give such notice and the Agent and the Banks shall not have any liability to any Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of each Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

     11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     11.4 Costs and Expenses.  Each Company shall:

          (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Agent within five Business Days after demand (subject to subsection 5.1(e)) for all costs and expenses incurred by the Agent in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs and search and filing fees and expenses incurred by the Agent with respect thereto;

          (b) pay or reimburse the Agent and the Arranger and each Bank within five Business Days after demand (subject to subsection 5.1(e)) for all costs and expenses (including reasonable Attorney Costs and search and filing fees and expenses provided that the Companies shall have been given statements containing reasonably detailed bills for such fees and expenses) incurred by them in connection with the enforcement or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); and

          (c) during the continuance of any Event of Default, pay or reimburse the Agent within five Business Days after demand for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), incurred or sustained by the Agent in connection with the matters referred to under subsections
(a) and (b) of this Section.

     11.5 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, each Company shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that each Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

     11.6 Marshalling; Payments Set Aside. Neither the Agent nor the Banks shall be under any obligation to marshall any assets in favor of the Companies or any other Person or against or in payment of any or all of the Obligations. To the extent that any Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

     11.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Companies may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

     11.8 Assignments, Participations, Etc. (a) Any Bank may, with the written consent of the Companies at all times other than during the existence of an Event of Default and the Agent and the Issuing Bank, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Companies, the Agent or the Issuing Bank shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank or that is a Bank then holding a Commitment hereunder) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Bank hereunder, provided, that any such assigning Bank retains a Commitment of at least $15,000,000; provided, however, that the Companies and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Companies and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Companies and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500. No Assignee shall be entitled to higher recoveries or greater rights under Sections 4.1, 4.2 and 4.3 than its assignor.

          (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

          (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 11.8(a)), each Company shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Revolving Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

          (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Companies (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations,
(iii) the Companies, the Issuing Bank and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 11.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.1, 4.3 and 11.5 as though it were also a Bank hereunder, and not otherwise have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Companies hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

          (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31
CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     11.9 Confidentiality. Each Bank and the Agent agrees that it will not disclose to any third party any written information marked "Confidential," "Secret," "Top Security," "Protected" or words of similar import, provided to it by any Company or any Subsidiary or any oral information which is stated to be confidential and which is confirmed as such in writing within seven days; provided, however, that the foregoing will not (i) restrict the ability of the Agent, the Banks and any loan participants from freely exchanging such information among themselves (and their respective employees, attorneys, auditors and other professional advisors), (ii) restrict the ability to disclose such information to a prospective Eligible Assignee or participants, provided, that such Eligible Assignee or participants execute a confidentiality agreement with the selling Bank agreeing to be bound by the terms hereof prior to disclosure of such information to such Eligible Assignee or participant, or
(iii) prohibit the disclosure of such information to the extent such information (A) becomes publicly available other than through a breach of this Section 11.9, (B) becomes available through a Person not a Company or Subsidiary of any Company, (C) is required to be disclosed pursuant to court order, subpoena, other legal process, regulatory request or otherwise by law or (D) is disclosed in litigation with any Company or any Subsidiary of any Company or in connection with the enforcement of remedies by the Agent or Banks after acceleration of the Loans or after the Termination Date.

     11.10 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Companies, any such notice being waived by the Companies to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Companies against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify each affected Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     11.11 Automatic Debits of Fees. With respect to any commitment fee, upfront fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, the Issuing Bank, BofA or the Arranger under the Loan Documents, the Companies hereby irrevocably authorize BofA to debit any deposit account of the Companies with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

     11.12 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

     11.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     11.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     11.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Companies, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     11.16 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANIES, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANIES, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANIES, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

     11.17     Waiver of Jury Trial.  THE COMPANIES, THE BANKS AND
THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANIES, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     11.18     Joint and Several Obligations; Obligations Absolute.
(a) Each Company hereby agrees that all of the Obligations set forth herein are the joint and several obligations of all of the Companies and acknowledges that each Loan to, and each Letter of Credit Issued for the account of, any Company will benefit each of the Companies. Each Company hereby further agrees and unconditionally guarantees to the Banks, the Swingline Bank, the Issuing Bank and the Agent that the obligations of all of the other Companies other than such Company under this Agreement, to the extent such obligations are the joint and several obligations of all Companies in accordance with the preceding sentence (such obligations of the other Companies being referred to herein, with respect to each Company, as the "Other Companies' Obligations") will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Banks, the Swingline Bank, the Issuing Bank or the Agent with respect thereto. The liability of each Company for the Other Companies' Obligations shall be absolute and unconditional irrespective of:

                    (i) any lack of validity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument relating hereto or thereto;

                   (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Other Companies' Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or the other Loan Documents;

                  (iii) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Other
     Companies' Obligations; or

                   (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Company other than such Company or a guarantor.

Each Company's obligations under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Other Companies' Obligations is rescinded or must otherwise be returned by the Banks, the Swingline Bank, the Issuing Bank or the Agent upon the insolvency, bankruptcy or reorganization of any Company or otherwise, all as though such payment had not been made.

          (b) Each Company hereby waives, to the extent permitted by applicable law, with respect to the Other Companies' Obligations:

                    (i) any requirement that the Agent, any Bank, the Swingline Bank or the Issuing Bank secure or insure any security interest or lien on any property subject thereto or exhaust any right or take any action against any Company or any other Person or any Collateral;

                   (ii) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent, any Bank, the Swingline Bank or the Issuing Bank (including, without limitation, an election to nonjudicially foreclose on any real or personal property collateral) which in any manner impairs, reduces, releases or otherwise adversely affects its subrogation, reimbursement or contribution rights or other rights to proceed against any Company or any other Person or any Collateral;

                  (iii) any defense arising by reason of the failure of any Company or any of its Subsidiaries to properly execute any Loan Document or otherwise comply with applicable legal formalities;

                   (iv) any defense or benefits that may be derived from California Civil Code Sections 2808, 2809, 2810, 2819, 2845 or 2850, or California Code of Civil Procedure Sections 580a, 580d or 726, or comparable provisions of the laws of any other jurisdiction and all other suretyship defenses it would otherwise have under the laws of California or any other jurisdiction;

                    (v) any duty on the part of the Agent, any Bank, the Swingline Bank or the Issuing Bank to disclose to such Company any matter, fact or thing relating to the business, operation or condition of any of the other Companies and their respective assets now known or hereafter known by the Agent, any Bank, the Swingline Bank or the Issuing Bank;

                    (vi) all benefits of any statute of limitations affecting such Company's liability in respect of the Other
     Companies' Obligations;

                   (vii) all setoffs and counterclaims;

                  (viii) promptness, diligence, presentment, demand for performance and protest;

                    (ix) notice of nonperformance, default,
     acceleration, protest or dishonor;

                     (x) except for any notice otherwise required by applicable laws that may not be effectively waived by such Company, notice of sale or other disposition of any Collateral; and

                     (A)notice of the existence, creation or incurring of any Other Companies' Obligations.

     11.19 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Companies, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco by their proper and duly authorized officers as of the day and year first above written.

                              STORAGE TECHNOLOGY CORPORATION

                              By: /s/ DAVID E. LACEY
                                 ------------------------------------
                              Title:  Corporate Vice President and
                                      Interim Chief Financial Officer



                              STORAGE TECHNOLOGY DE PUERTO RICO, INC.

                              By: /s/ MARK D. MCGREGOR
                                 ------------------------------------
                              Title:  Vice President and Treasurer



                              BANK OF AMERICA NATIONAL TRUST
                              AND SAVINGS ASSOCIATION,
                              as Agent

                              By: /s/ WENDY M. YOUNG
                                 ------------------------------------
                              Title:  Vice President



                              BANK OF AMERICA NATIONAL TRUST
                              AND SAVINGS ASSOCIATION, as
                              Issuing Bank and as Swingline Bank

                              By: /s/ KEVIN MCMAHON
                                 ------------------------------------
                              Title:  Vice President



Commitment: $36,000,000       BANK OF AMERICA NATIONAL TRUST
                              AND SAVINGS ASSOCIATION, as a Bank

                              By: /s/ KEVIN MCMAHON
                                 ------------------------------------
                              Title:  Vice President



Commitment: $28,000,000       BANK OF MONTREAL

                              By: /s/ ROBERT K. STRONG
                                 ------------------------------------
                              Title:  Managing Director



Commitment: $28,000,000       NBD BANK

                              By: /s/ TIMOTHY P. O'NEIL
                                 ------------------------------------
                              Title:  Authorized Agent



Commitment: $20,000,000       THE FIRST NATIONAL BANK OF BOSTON

                              By: /s/ DANIEL F. WHEELER
                                 ------------------------------------
                              Title:  Division Executive



Commitment: $28,000,000       ROYAL BANK OF CANADA

                              By: /s/ STEVEN HUGHES
                                 ------------------------------------
                              Title:  Senior Manager



Commitment: $10,000,000       SUMITOMO BANK

                              By: /s/ HIROSHI AMANO
                                 ------------------------------------
                              Title:  Genral Manager

                           SCHEDULE 2.1




COMMITMENTS
AND PRO RATA SHARES



               Bank                   Commitment       Pro Rata Share
- -----------------------------       --------------      -------------
Bank of Amercia National Trust
  and Savings Association           $36,000,000.00      24.000000000%

Bank of Montreal                    $28,000,000.00      18.666666667%

NBD Bank                            $28,000,000.00      18.666666667%

The First National Bank of
  Boston                            $20,000,000.00      13.333333333%

Royal Bank of Canada                $28,000,000.00      18.666666667%

Sumitomo Bank                       $10,000,000.00       6.666666666%
                                    --------------      -------------
                    TOTAL          $150,000,000.00            100.00%

                            SCHEDULE 2.11(c)


                              UPFRONT FEES

        Bank                    Commitment     Pro Rata Share   Upfront Fee
- --------------------------------------------------------------------------
Bank of America National Trust
 and Savings Association      $36,000,000.00    24.000000000%   $45,000.00

Bank of Montreal              $28,000,000.00    18.666666667%    35,000.00

NBD Bank                      $28,000,000.00    18.666666667%    35,000.00

The First National Bank
of Boston                    $20,000,000.00     13.333333333%    20,000.00

Royal Bank of Canada         $28,000,000.00     18.666666667%    35,000.00

Sumitomo Bank                $10,000,000.00      6.666666666%     7,500.00
                             ---------------------------------------------
      TOTAL                 $150,000,000.00           100%     $177,500.00

SCHEDULE 11.2


OFFSHORE AND DOMESTIC LENDING OFFICES,
ADDRESSES FOR NOTICES



BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as Agent

Address for Notices:

Bank of America National Trust
and Savings Association
1455 Market Street, 12th Floor
San Francisco, CA 94103
Attention:      Agency Management Services #5596
                Telephone:  (415) 436-3420
                Facsimile:  (415) 436-2700

With a copy to:

Bank of America National Trust
and Savings Association
555 California Street, 41st Floor
San Francisco, CA 94104
Attention:      Credit Products
                High Technology-SF #3697
                Kevin McMahon
                Telephone:  (415) 622-8088
                Facsimile:  (415) 622-2514

AGENT'S PAYMENT OFFICE:

Bank of America National Trust
and Savings Association
(ABA 121-000-358)
Attention:      Agency Management Services #5596
                1850 Gateway Boulevard
                Concord, CA 94520
                For credit to account:
                No. 12334-15395
                Ref:  Storage Technology Corporation

BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION,
  as Swingline Bank

Domestic and Offshore Lending Office and
Office for Borrowing Notices and Notices of
Conversion/Continuation:

Bank of America National Trust
and Savings Association
1850 Gateway Boulevard
Concord, CA 94520

Notices (other than Borrowing Notices and
Notices of Conversion/Continuation):

Bank of America National Trust
and Savings Association
1455 Market Street, 12th Floor
San Francisco, CA 94103
Attention:      Agency Management Services #5596
                Facsimile:  (415) 436-2700

with a copy to:

Bank of America National Trust
and Savings Association
555 California Street, 41st Street
San Francisco, CA 94104
Attention:      Credit Products
                High Technology-SF #3697
                Kevin McMahon
                Telephone:  (415) 622-8088
                Facsimile:  (415) 622-2514

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as a Bank

Domestic and Offshore Lending Office and
Office for Borrowing Notices and Notices of
Conversion/Continuation:

1850 Gateway Boulevard, Fourth Floor
Concord, California 94520

Notices (other than Borrowing Notices and Notices of
Conversion/Continuation):

Bank of America National Trust
and Savings Association
555 California Street, 41st Floor
San Francisco, CA 94104
Attention:      Credit Products
                High Technology-SF #3697
                Kevin McMahon
                Telephone:  (415) 622-8088
                Facsimile:  (415) 622-2514



BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as Issuing Bank

Notices:

Bank of America National Trust
and Savings Association
1850 Gateway Boulevard
Concord, CA 94520
Attention:      Account Administrator
                Global Payment Operations
                Account Administration #5693
                Facsimile:  (510) 675-7531

with copies to:

Bank of America National Trust
and Savings Association
1455 Market Street, 12th Floor
San Francisco, CA 94103
Attention:      Agency Management Services #5596
                Facsimile:  (415) 622-4894

and to:

Bank of America National Trust
and Savings Association
555 California Street, 41st Floor
San Francisco, CA 94104
Attention:      Credit Products
                High Technology-SF #3697
                Kevin McMahon
                Telephone:  (415) 622-8088
                Facsimile:  (415) 622-2514

BANK OF MONTREAL

Domestic and Offshore Lending Office and
Office for Borrowing Notices and Notices of
Conversion/Continuation:

Bank of Montreal
U.S. Corporate Banking
115 South LaSalle Street, 12th Floor
Chicago, IL 60603
Attention:      Nancy Grabowski
                Telephone:  (312) 750-3750
                Facsimile:  (312) 750-3798


Notices (other than Borrowing Notices and
Notices of Conversion/Continuation):

Bank of Montreal

Suite 4900
601 South Figueroa Street
Los Angeles, CA 90017
Attention:      Bradley S. Fox
                Telephone:  (213) 239-0608
                Facsimile:  (213) 239-0680

NBD BANK

Domestic Lending Office and Office for
Borrowing Notices and Notices of
Conversion/Continuation:

NBD Bank
National Banking Division
611 Woodward Avenue
Detroit, MI 48226
Attention:      Marilyn Stocker
                Telephone:  (313) 225-1572
                Facsimile:  (313) 225-2649/1586
                Telex:    164177

Offshore Lending Office and Office for
Borrowing Notices and Notices of
Conversion/Continuation:

NBD Bank
(London Branch)
28 Finsbury Circus
London EC2M7AU
England
Attention:      Mark Hospers
                Telephone:  011-44-71-920-0921
                Facsimile:  011-44-71-638-0093

Notices (other than Borrowing Notices and
Notices of Conversion/Continuation):

NBD Bank
National Banking Division
611 Woodward Avenue
Detroit, MI 48226
Attention:      Kathryn A. Pothier
                Telephone:  (313) 225-1465
                Facsimile:  (313) 225-2649/1586

THE FIRST NATIONAL BANK OF BOSTON

Domestic and Offshore Lending Office and
Office for Borrowing Notices and Notices of
Conversion/Continuation:

The First National Bank of Boston
435 Tasso Street
Palo Alto, CA 94301
Attention:      Michelle Arellano
                Telephone:  (415) 853-0960
                Facsimile:  (415) 853-1425

Notices (other than Borrowing Notices and
Notices of Conversion/Continuation):

The First National Bank of Boston
435 Tasso Street
Palo Alto, CA 94301
Attention:      Chris McCabe
                Telephone:  (415) 853-0350
                Facsimile:  (415) 853-1425

ROYAL BANK OF CANADA

Domestic and Offshore Lending Office and
Office for Borrowing Notices and Notices of
Conversion/Continuation:

Royal Bank of Canada
Loans Administration
Financial Square, 23rd Floor
New York, NY 10005-3531
Attention:      Linda Crum
                Telephone:  (212) 428-6323
                Facsimile:  (212) 428-2372

Notices (other than Borrowing Notices and
Notices of Conversion/Continuation):

Royal Bank of Canada
600 Wilshire Boulevard, Suite 800
Los Angeles, CA 90017
Attention:      Stephen Hughes
                Telephone:  (213) 955-5320
                Facsimile:  (213) 955-5350



SUMITOMO BANK

Domestic and Offshore Lending Office and
Office for Borrowing Notices and Notices of
Conversion/Continuation:

Sumitomo Bank
777 South Figueroa Street
Suite 2600
Los Angeles, CA 90017-3138
Attention:      Lisanne Rawson
                Telephone:  (213) 955-3933
                Facsimile:  (213) 623-6832

Notices (other than Borrowing Notices and
Notices of Conversion/Continuation):

Sumitomo Bank
777 South Figueroa Street
Suite 2600
Los Angeles, CA 90017-3138
Attention:      Josephine A. Frigillana
                Telephone:  (213) 955-0886
                Facsimile:  (213) 623-6832